Exhibit 4.2

Execution Copy

CREDIT AGREEMENT

Dated as of April 12, 2007

among

MACDERMID HOLDINGS, LLC,

MATRIX ACQUISITION CORP. and

MACDERMID, INCORPORATED (as successor to Matrix Acquisition Corp.),

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Subsidiary Guarantors,

THE LENDERS PARTY HERETO,

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent,

and

CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC.,

as Co-Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC, GOLDMAN SACHS CREDIT PARTNERS L.P.,

CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC.,

as Joint Bookrunners,

CREDIT SUISSE SECURITIES (USA) LLC and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arrangers

and

CHARTER ONE BANK, NA and

NATIXIS,

as Senior Co-Managing Agents

i

4.02	Obligations Unconditional	75
4.03	Reinstatement	76
4.04	Certain Additional Waivers	76
4.05	Remedies	76
4.06	Rights of Contribution	77
4.07	Guarantee of Payment; Continuing Guarantee	77

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		77

5.01	Conditions of Initial Credit Extension	77
5.02	Conditions to all Credit Extensions	81

ARTICLE VI REPRESENTATIONS AND WARRANTIES		81

6.01	Existence, Qualification and Power; Compliance with Laws	81
6.02	Authorization; No Contravention	82
6.03	Governmental Authorization; Other Consents	82
6.04	Binding Effect	82
6.05	Financial Statements; No Material Adverse Effect	82
6.06	Litigation	83
6.07	No Default	84
6.08	Properties	84
6.09	Environmental Compliance	84
6.10	Insurance	85
6.11	Taxes	85
6.12	ERISA Compliance	85
6.13	Subsidiaries; Equity Interests	86
6.14	Margin Regulations; Investment Company Act	87
6.15	Disclosure	87
6.16	Compliance with Laws	87
6.17	Intellectual Property; Licenses, Etc	87
6.18	Solvency	88
6.19	Casualty, Etc	88
6.20	Perfection, Etc	88
6.21	Swap Obligations	88
6.22	Labor Matters	88
6.23	Transaction Documents	88
6.24	Senior Indebtedness	89

ARTICLE VII AFFIRMATIVE COVENANTS		89

7.01	Financial Statements	89
7.02	Certificates; Other Information	90
7.03	Notices	91
7.04	Payment of Obligations	92
7.05	Preservation of Existence, Etc	92
7.06	Maintenance of Properties	92

7.07	Maintenance of Insurance	92
7.08	Compliance with Laws	92
7.09	Books and Records	92
7.10	Inspection Rights	93
7.11	Use of Proceeds	93
7.12	Additional Collateral	93
7.13	Compliance with Environmental Laws	95
7.14	Further Assurances	95
7.15	Interest Rate Protection	95
7.16	Credit Rating	95
7.17	Post-Closing Matters	95

ARTICLE VIII NEGATIVE COVENANTS		96

8.01	Liens	96
8.02	Indebtedness	96
8.03	Fundamental Changes	98
8.04	Dispositions	99
8.05	Restricted Payments	99
8.06	Change in Nature of Business	100
8.07	Transactions with Affiliates	101
8.08	Burdensome Agreements	101
8.09	Use of Proceeds	102
8.10	Financial Covenants	102
8.11	Amendments of Organization Documents and Certain Other Agreements	104
8.12	Accounting Changes	104
8.13	Sale and Leaseback Transactions	105
8.14	No Other “Designated Senior Indebtedness”	105

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		105

9.01	Events of Default	105
9.02	Remedies Upon Event of Default	107
9.03	Application of Funds	108

ARTICLE X THE AGENTS AND THE ARRANGERS		109

10.01	Appointment and Authority	109
10.02	Delegation of Duties	110
10.03	Rights as a Lender	110
10.04	Exculpatory Provisions	110
10.05	Reliance by Agents	111
10.06	Non-Reliance on Agents and Other Lenders	111
10.07	Resignation of Agent	112
10.08	Administrative Agent May File Proofs of Claim	112
10.09	Collateral and Guaranty Matters	113
10.10	No Other Duties, Etc	114

ARTICLE XI MISCELLANEOUS		114

11.01	Amendments, Etc	114
11.02	Notices and Other Communications; Facsimile Copies	116
11.03	No Waiver; Cumulative Remedies	118
11.04	Expenses; Indemnity; Damage Waiver	118
11.05	Payments Set Aside	120
11.06	Successors and Assigns	120
11.07	Confidentiality	125
11.08	Setoff	125
11.09	Interest Rate Limitation	126
11.10	Counterparts	126
11.11	Integration	126
11.12	Survival of Representations and Warranties	127
11.13	Severability	127
11.14	Tax Forms	127
11.15	Replacement of Lenders	129
11.16	Governing Law	129
11.17	Binding Effect	130
11.18	Waiver of Right to Trial by Jury	130
11.19	USA PATRIOT Act Notice	130
11.20	Waiver of Notice of Termination	131
11.21	Headings	131
11.22	Judgment Currency	131

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(b)	Initial Pro Forma Adjustments
1.01(c)	Mortgaged Properties
1.01(d)	Existing Investments
1.01(e)	Pro Forma EBITDA
1.01(f)	Subsidiary Guarantors
2.01	Commitments and Pro Rata Shares
6.06	Litigation
6.09	Environmental Matters
6.13	Subsidiaries
6.17	Intellectual Property Matters
6.22	Labor Matters
8.01(c)	Existing Liens
8.02(b)	Existing Indebtedness
8.04	Certain Dispositions
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Assignment and Assumption

B	Committed Loan Notice
C	Compliance Certificate
D	Intellectual Property Security Agreement
E	Joinder Agreement
F	Mortgage
G	Perfection Certificate
H	Pledge and Security Agreement
I	Subsidiary Joint Agreement
J	Swing Line Loan Notice
K-1	Tranche B Term Loan Note
K-2	Tranche C Term Loan Note
K-3	Revolving Note
K-4	Swing Line Note

v

CREDIT AGREEMENT

This Credit Agreement is entered into as of April 12, 2007 among MACDERMID HOLDINGS, LLC (formerly known as MDI Holdings, LLC), a Delaware limited liability company (“Holdings”), MATRIX ACQUISITION CORP., a Connecticut corporation, and MACDERMID, INCORPORATED, a Connecticut corporation (collectively, as further defined in Article I, “the Borrower”), certain Subsidiaries of the Borrower from time to time party hereto (each a “Subsidiary Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity and together with its successors, the “Collateral Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”), and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as co-documentation agents (each in such capacity, a “Co-Documentation Agent”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Entity” has the meaning specified in the definition of “Permitted Acquisition”.

“Acquired Indebtedness” means with respect to any specified Person (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, provided such Indebtedness is not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Holdings of MacDermid, Incorporated, a Connecticut corporation (the “Company”), in accordance with the Merger Agreement, pursuant to which on the Closing Date, Matrix Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), will be merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Holdings and becoming the “Borrower” under this Agreement.

“Acquisition Documentation” means, collectively, the Merger Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Act” has the meaning specified in Section 11.19.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisory Agreements” means (a) the Advisory Agreement, dated April 12, 2007, among the Borrower and CSC Manager, L.P. and (b) the Advisory Agreement, dated April 12, 2007, among the Borrower and Western Presidio Service Company, LLC.

“Affiliate” means, with respect to any Person, another Person (other than, in the case of the Loan Parties, a Subsidiary of such Person) that directly, or indirectly through one or more intermediaries, Governs or is Governed by or is under common Governance with the Person specified. “Govern” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Governing” and “Governed” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Governed by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agents” has the meaning specified in Section 10.01(b).

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Revolving Credit Exposure” means, at any time, the sum of (i) the unused portion of the Revolving Credit Commitment then in effect and (ii) the Total Outstandings at such time.

“Agreement” means this Credit Agreement.

“Anion” has the meaning specified in Section 7.12(a)(i).

“Anion Escrow Agreement” means that certain Escrow Agreement, dated as of October 21, 2002, among MRD Acquisition Corp., Airi Zanini, Gilberto Aranzo and Carmody & Torrance LLP.

“Anion Release” has the meaning specified in Section 7.12(a)(i).

“Applicable Period” has the meaning specified in the definition of “Applicable Rate”.

“Applicable Rate” means (a) with respect to any Tranche B Term Loan that is (i) a Eurocurrency Rate Loan, 2.00% and (ii) a Base Rate Loan, 1.00%, (b) with respect to any Tranche C Term Loan, 2.25% and (c) with respect to unused Revolving Credit Commitments, the Commitment Fee, the Revolving Loans and Letter of Credit Fees, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Euro- currency Rate Revolving Loans	Letter of Credit Fee	Base Rate Revolving Loans
1	< 5.50:1	0.375%	1.75%	1.75%	0.75%
2	> 5.50:1 but ≥ 6.00:1.00	0.500%	2.00%	2.00%	1.00%
3	> 6.00:1	0.500%	2.25%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that (a) if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, (b) at any time after the occurrence and during the continuance of a Default or an Event of Default, Pricing Level 3 shall apply and (c) in the event that any financial statement or Compliance Certificate delivered pursuant to Sections 7.01 and 7.02(a) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12. This definition shall not limit the rights of the Agents or the Lenders with respect to Sections 2.08 and 9.01. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the fiscal quarter ending September 30, 2007 shall be determined based upon Pricing Level 3.

“Approved Fund” has the meaning specified in Section 11.06(g).

“Arrangers” means Credit Suisse Securities (USA) LLC and Goldman Sachs Credit Partners L.P.

“Asset Sale” means the Disposition (by way of merger, casualty, condemnation or otherwise) by Holdings, the Borrower or any of the Subsidiaries to any Person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares and employee options granted in the ordinary course of business) or (b) any other assets of Holdings, the Borrower or any of the Subsidiaries, including Equity Interests of any Person that is not a Subsidiary (other than (i) inventory disposed of in the ordinary course of business, or the disposition of obsolete, worn out or no longer useful assets, scrap and Cash Equivalents and (ii) dispositions between Subsidiaries permitted by Section 8.04(c)); provided that any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $5,000,000 in any single transaction or series of related transactions shall be deemed not to be an “Asset Sale” for purposes of this Agreement

“Assignee Group” means, with respect to any Lender, such Lender’s Affiliates and Approved Funds with respect to such Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A or such other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal years ended December 31, 2004, December 31, 2005, and December 31, 2006 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period after the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Available Amount” means, as of the date of any proposed Restricted Payment, an amount equal to the sum of, without duplication:

(a) 50% of Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Closing Date falls to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests, Disqualified Stock or debt securities sold to a Subsidiary of the Borrower), plus

(c) the amount by which Indebtedness of the Borrower is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Closing Date of any Indebtedness of the Borrower convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the fair value of any other property, distributed by the Borrower upon such conversion or exchange), plus

(d) an amount equal to the net reduction in the Investments (other than Permitted Investments) made by the Borrower or any of its Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Borrower or any of its Subsidiaries, provided that the foregoing shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any of its Subsidiaries in such Person.

“Base Amount” has the meaning specified in Section 8.10(c).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (b) the Prime Rate in effect on such day.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” means (a) prior to the consummation of the Acquisition, Merger Sub and (b) from and after the consummation of the Acquisition, the Company as the surviving corporation of the Merger.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a Term Loan Borrowing, Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurocurrency Rate Loan that is a Tranche B Term Loan or a Tranche C Term Loan, on which dealings in Dollar or Euro deposits, respectively, are conducted by and between banks in the London interbank eurocurrency market.

“Capital Expenditures” means, for any period, with respect to any Person, without duplication (a) the net additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) capital lease obligations incurred by such Person and its consolidated subsidiaries during such period.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means, an event or series of events by which:

(a)(i) at any time prior to a Qualified IPO, the Permitted Holders shall fail to own directly or indirectly, beneficially and of record, Equity Interests representing at least 51% of the aggregate ordinary voting power and aggregate equity value of Holdings and (ii) after a Qualified IPO, a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and such percentage of such securities so owned by such Person shall be greater than the percentage of such equity securities of Holdings then owned, directly or indirectly, beneficially and of record, by the Permitted Holders,

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors),

(c) Holdings and the Management Investors, in the aggregate, shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in the Borrower free and clear of all Liens (other than Liens created by the Pledge and Security Agreement and non-consensual Liens permitted under Section 8.01), or

(e) any change of control (or similar event, however denominated) with respect to Holdings, the Borrower or any Subsidiary shall occur under the Senior Subordinated Note Indenture or any other indenture or agreement in respect of Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount to which Holdings, the Borrower or any Subsidiary is a party.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swing Line Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Tranche B Term Loan Commitment, Tranche C Term Loan Commitment or Swing Line Commitment.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” has the meaning specified in the preamble hereto.

“Collateral” means all of the “Collateral” or “Pledged Collateral” referred to in the Collateral Documents, the Mortgaged Property and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 7.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B or such other form approved by the Administrative Agent.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Letter” means the amended and restated commitment letter agreement, dated as of January 23, 2007, among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Goldman Sachs Credit Partners L.P., CIBC Inc., CIBC World Markets Corp., Bear Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc.

“Company” has the meaning assigned to such term in the definition of “Acquisition”.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form approved by the Administrative Agent and acceptable to the Borrower.

“Confidential Information Memorandum” means the Confidential Information Memorandum of the Borrower dated March, 2007.

“Consolidated EBITDA” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by Holdings and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) other expenses of Holdings and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, including with respect to any Plan, (v) fees and expenses accrued during such period with respect to the issuance of Equity Interests and (vi) any non-recurring or extraordinary expenses and charges, including severance and restructuring charges, of Holdings or any of its Subsidiaries minus (b) all non-cash items increasing Consolidated Net Income for such period; provided, however, that for all purposes for any businesses acquired or divested during the period of determination, Consolidated EBITDA for such period shall be determined on a Pro Forma Basis; provided, further, that in the case of an acquisition for which audited financial statements of the acquiree have not been provided, without the consent of the Administrative Agent and the Required Lenders, the Consolidated EBITDA of the acquiree on a stand alone basis being added from such acquisition shall not exceed 15% of the otherwise applicable amount of Consolidated EBITDA of Holdings and its Subsidiaries (other than the acquiree) taken as a whole. Notwithstanding the foregoing, the provision for taxes of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Borrower will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent and in the same proportion that net income of that Subsidiary was included in calculating Consolidated Net Income. For purposes of determining the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio as of or for the periods ended on or after June 30, 2007, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended December 31, 2006, $31,400,000 and (ii) for the fiscal quarter ended on September 30, 2006, $34,142,000. In addition, for each fiscal quarter ended after the Closing Date and on or prior to December 31, 2007, the Consolidated EBITDA of the Borrower shall be increased by the Initial Pro Forma Adjustment.

“Consolidated Fixed Charge Coverage Ratio” means as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) the Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the consolidated interest expense of the Borrower and its Subsidiaries for such period, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with capital lease obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Obligations in respect of Secured Hedge Agreements plus (b) the consolidated interest of the Borrower and its Subsidiaries that was capitalized during such period plus (c) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of the Borrower or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Subsidiary of the Borrower, multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. For the avoidance of doubt, “Consolidated Fixed Charges” shall not include any premium payments and prepayment costs paid in connection with the refinancing of the Existing Notes.

“Consolidated Indebtedness” means, shall mean, at any time, the aggregate amount of Indebtedness of Holdings and its Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) all cash interest, premium payments, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the cash portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Swap Contracts but shall exclude any non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations in respect of Hedge Agreements or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133. For purposes of determining the Consolidated Interest Coverage Ratio for the period of four consecutive quarters ending June 30, 2007, September 30, 2007 and December 31, 2007, Consolidated Interest Charges shall be deemed to be equal to (a) the Consolidated Interest Charges for the fiscal quarter ended June 30, 2007, multiplied by 4, (b) the Consolidated Interest Expense for the two consecutive fiscal quarters ended September 30, 2007, multiplied by 2 and (c) the Consolidated Interest Charges for the three consecutive quarters ended December 31, 2007, multiplied by 4/3, respectively.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ending on such date.

“Consolidated Net Income” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the net income (including, without duplication, interest income but excluding extraordinary gains and extraordinary losses) of Holdings and its Subsidiaries for that period determined before any reduction in respect of preferred stock dividends; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary; provided, however, that such income or loss of such Person shall be included for such period to the extent Consolidated Net Income and Consolidated EBITDA are being calculated on a Pro Forma Basis in accordance with this Agreement, (c) the income of any Person (other than a Subsidiary) in which any other Person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Subsidiary by such Person during such period and (d) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Hedge Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate” means as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CSC” means Court Square Capital Partners II, L.P.

“CSC Investor” means (i) CSC; (ii) any CSC fund or co-investment partnership, or any general partner of any CSC fund or co-investment partnership (collectively, a “CSC Partner”), and any corporation, partnership or other entity that is an Affiliate of any CSC Partner (collectively “CSC Affiliates”); (iii) any managing director, general partner, director, officer or employee of any CSC fund, any CSC Partner or any CSC Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (iii) (collectively, “CSC Associates”) and (iv) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only CSC, CSC Partners, CSC Affiliates, CSC Associates, their spouses or their lineal descendants.

“Current Assets” means, at any time, the consolidated current assets (other than cash and Cash Equivalents) of Holdings and its Subsidiaries in accordance with GAAP.

“Current Liabilities” means, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time in accordance with GAAP, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swing Line Loans.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disclosed Litigation” has the meaning set forth in Section 6.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means, with respect to any Person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Tranche B Maturity Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders of the Equity Interest have the right to require the Borrower to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Borrower may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 8.05.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euros, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.08 using the applicable Exchange Rate with respect to Euros at the time in effect under the provisions of such Section 1.08.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” has the meaning set forth in Section 11.06(g).

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement EMU.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Environmental Liability, or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all Laws, judgments, orders, decrees, permits, concessions, grants, franchises, agreements or governmental restrictions relating to pollution, the protection of human health or the environment, or the Release of any Hazardous Materials into the environment, including those related to hazardous materials, substances or wastes (including the exposure thereto), air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any violation of, or liability pursuant to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed, retained or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, registration, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means, collectively, (a) the contribution by the Sponsor and certain other investors reasonably acceptable to the Arrangers to Holdings of not less than $366,000,000 of the aggregate cash purchase price (less the amount of equity in the Company held by members of management of the Company that is “rolled over” into equity of Holdings) as common equity and/or preferred equity having, in the case of any such preferred equity, terms reasonably satisfactory to the Arrangers, and (b) the contribution by Holdings of the amount so received in clause (a) to the Borrower as a cash common equity in exchange for the issuance to Holdings of all the common stock of the Borrower.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance or sale by Holdings or the Borrower of any Equity Interests of Holdings or the Borrower, as applicable, or the receipt by Holdings or the Borrower of any capital contribution, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Borrower is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (g) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party or any of their respective ERISA Affiliates in connection with any Plan; (i) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (j) any other event or condition with respect to any Plan that would reasonably be expected to result in liability of the Loan Parties.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency Liabilities” has the meaning specified in Section 3.04(c).

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any fiscal year of Holdings (or, in the case of the fiscal year ended December 31, 2007 the portion thereof commencing on the Closing Date and ending on December 31, 2007), commencing with the fiscal year ending on or around December 31, 2007, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year over (b) the sum, without duplication, of (i) the amount of any taxes payable in cash by Holdings and its Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year, (iii) Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than Voluntary Prepayments and mandatory prepayments of Loans under Section 2.05(b)) made by Holdings and its Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of such Indebtedness, (v) the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year and (vi) the amount of any Initial Pro Forma Adjustment added in the determination of Consolidated EBITDA for such fiscal year.

“Exchange Rate” means on any day, with respect to Euros, the rate at which Euros may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Bloomberg Key Cross-Currency Rates Page for Euro. In the event that such rate does not appear on any Bloomberg Key Cross-Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of Euros are then being conducted, at or about 10:00 a.m. (London time) on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 29, 2006, as amended, among the Company, certain Subsidiaries of the Company, the lenders party thereto, Bank of America, N.A., as administrative agent, Charter One Bank, N.A., as syndication agent, and Wells Fargo Bank N.A. and LaSalle Bank, National Association, as co-documentation agents.

“Existing Indebtedness” means the obligations under the Existing Credit Agreement and the Existing Notes.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01(a) hereto.

“Existing Notes” means the Company’s 9 1/8% Senior Subordinated Notes due 2011.

“Facility” means each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”), (b) the Tranche C Term Loan Commitments and the Tranche C Term Loans made thereunder (the “Tranche C Term Loan Facility”), (c) any Series of New Term Loans and (d) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the amended and restated fee letter agreement, dated January 23, 2007, among the Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Goldman Sachs Credit Partners L.P., Goldman, Sachs & Co., CIBC Inc., CIBC World Markets Corp., Bear Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Loan Party.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 6.12(d).

“Foreign Lender” has the meaning specified in Section 11.14(a).

“Foreign Plan” has the meaning specified in Section 6.12(d).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

“Fund” has the meaning specified in Section 11.06(g).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Govern” has the meaning specified in the definition of “Affiliate.”

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including, without limitation, any agency of the European Union or similar monetary or multinational authority.

“Granting Lender” has the meaning specified in Section 11.06(b)(vii).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means a collective reference to Holdings and the Subsidiary Guarantors.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, an Arranger, a Joint Bookrunner or a Lender, in each case at the time such applicable Secured Hedge Agreement is entered into, or an Affiliate of any of the foregoing, in its capacity as a party to a Secured Hedge Agreement.

“Holdings” has the meaning specified in the preamble hereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increased Amount Date” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, convertible securities (to the extent that they have put provisions that are exercisable during the term of this Agreement) or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) capital leases and Synthetic Lease Obligations; and

(f) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Notwithstanding the foregoing, however, Indebtedness shall not include any UK Pension Plan Liabilities and Obligations under The MacDermid Profit Sharing and Employee Stock Ownership Plan, the MacDermid Canning PLC Defined Benefit Pension Plan, The MacDermid Canning GmBH Defined Benefit Pension Plan, The MacDermid Chemical Taiwan LTD. Defined Benefit Pension Plan, The MacDermid, Incorporated Retiree Medical/Dental Plan, The MacDermid Supplement Executive Retirement Plan and The Nippon MacDermid Defined Benefit Pension Plan, The MacDermid Incorporated All Employees Pension Plan, any of their respective successors and assigns or any other Plan.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Pro Forma Adjustment” for any fiscal quarter, shall mean an amount deemed to represent the pro forma cost savings and synergies resulting from the Merger and the other Transactions set forth on Schedule 1.01(b) with respect to such fiscal quarter.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement to be executed and delivered by a Loan Party, substantially in the form of Exhibit D or such other form approved by the Administrative Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and in the case of any Term Loans, the applicable Term Loan Maturity Date, or in the case of Revolving Credit Loans, the Revolving Credit Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and in the case of any Term Loans, the applicable Term Loan Maturity Date, or in the case of Revolving Credit Loans, the Revolving Credit Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or nine or twelve months, if at the time of the relevant Borrowing, interest periods of such length are available to all applicable Lenders), as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond, in the case of any Term Loans, the applicable Term Loan Maturity Date, or in the case of Revolving Credit Loans, the Revolving Credit Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E or such other form approved by the Administrative Agent, executed and delivered by a Subsidiary of the Borrower in accordance with the provisions of Section 7.12.

“Joint Bookrunners” mean Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., CIBC World Markets Corp. and Bear, Stearns & Co. Inc.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.22(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.22(a).

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Loan Party tenant, such Landlord Consent and Estoppel to be in form and substance reasonably acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Laws” means, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, regulations or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its Real Property or personal property or to which such person or any of its property of any nature is subject.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means as the context may require, (a) Credit Suisse, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an L/C Issuer pursuant to Section 2.03(l) or Section 2.03(m), with respect to Letters of Credit issued by such Lender. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of Real Property located in the United States.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit shall be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Commitment” means the commitment of the L/C Issuer to issue Letters of Credit pursuant to Section 2.03.

“Letter of Credit Expiration Date” means the day that is five days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBO Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan (other than the Tranche C Term Loans), the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period. With respect to Eurocurrency Rate Loans that are Tranche C Term Loans, the LIBO Rate for any Interest Period shall be (a) the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; and (b) any Eurocurrency Rate Loan that is a Tranche C Term Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Euro (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of clause (b) of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Euros are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Issuer Document, each Joinder Agreement, each Subsidiary Joinder Agreement, the Fee Letter, and the Collateral Documents.

“Loan Parties” means, collectively, Holdings, the Borrower and each Subsidiary that is or becomes a party to a Loan Document.

“Majority Facility Lenders” means (a) with respect to the Tranche B Term Loan Facility, the holders of a majority of the aggregate unpaid principal amount of the Tranche B Term Loan Commitments and Tranche B Term Loans outstanding under the Tranche B Term Loan Facility, (b) with respect to the Tranche C Term Loan Facility, the holders of a majority of the aggregate unpaid principal amount of the Tranche C Term Loan Commitments and Tranche C Term Loans outstanding under the Tranche C Term Loan Facility and (c) with respect to the Revolving Credit Facility, the holders of a majority of the Aggregate Revolving Credit Exposure.

“Management Investors” means members of management and other employees of Holdings, the Borrower or any Subsidiary either (a) making a direct or indirect investment in the Company contemporaneous with the consummation of the Transaction or (b) acquiring Equity Interests in the Borrower at any time thereafter in accordance with and pursuant to any Pension Plan.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maximum Rate” has the meaning specified in Section 11.09.

“Merger” has the meaning assigned to such term in the definition of “Acquisition”.

“Merger Agreement” means the Agreement and Plan of Merger, dated December 15, 2006, among MDI Holdings, LLC, the Company and Merger Sub.

“Merger Sub” has the meaning assigned to such term in the definition of “Acquisition”.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means an agreement, including, but not limited to, a fee and/or leasehold mortgage, deed of trust, deeds to secure debt, assignment of rents and leases or any other document, creating and evidencing a Lien on a Mortgaged Property delivered pursuant to Section 7.12, as may be amended, modified, supplemented, extended and/or consolidated from time to time, which shall be substantially in the form of Exhibit F, or such other form approved by the Administrative Agent in the exercise of its reasonable discretion, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means (a) each Real Property identified as a Mortgaged Property on Schedule 1.01(c) dated the Closing Date and (b) each Real Property located in the United States, if any, owned by any Loan Party and which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 7.12.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, (a) with respect to any Asset Sale or Recovery Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received therefrom (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection therewith and (C) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection therewith; provided, however, that, if (x) the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Subsidiaries within (1) 360 days of receipt of such proceeds or (2) if the Borrower enters into a legally binding commitment to reinvest such proceeds within 360 days following receipt thereof, within the earlier of 180 days following the date such legally binding commitment is entered into and the date on which such legally binding commitment terminates or is abandoned without the consummation of the reinvestment contemplated thereby (such applicable period described in clause (1) or (2), the “Reinvestment Period”) and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of the Reinvestment Period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or disposition of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and reasonable and customary fees, commissions, costs and other expenses incurred by the Borrower and the Subsidiaries in connection therewith.

“New Term Loan” has the meaning specified in Section 2.14(b).

“New Term Loan Commitment” has the meaning specified in Section 2.14(a).

“New Term Loan Lender” has the meaning specified in Section 2.14(a).

“New Term Loan Maturity Date” means the date upon which New Term Loans of a Series are scheduled to be paid in full hereunder, as specified in the applicable Joinder Agreement.

“Non-Qualified Subsidiary” means any Subsidiary that is not a Subsidiary Guarantor.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” or “Notes” means the Tranche B Term Loan Notes, the Tranche C Term Loan Notes, the Revolving Notes and/or the Swing Line Note, individually or collectively, as appropriate.

“NPL” means the National Priorities List maintained by the U.S. Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Obligation Currency” shall have the meaning assigned to such term in Section 11.22(a).

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under (i) any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising including the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (ii) any Secured Hedge Agreement, (iii) any Treasury Management Agreement between any Loan Party and an Agent, an Arranger, a Joint Bookrunner or a Lender, in each case at the time such applicable Treasury Management Agreement is entered into, or an Affiliate of any of the foregoing and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its reasonable sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Off-Balance Sheet Liabilities” means all liabilities of Holdings and its Subsidiaries to the extent that such liabilities do not appear on the consolidated balance sheet of Holdings, including, without limitation, liabilities, if any, in respect of the factoring and securitization of receivables.

“OID” has the meaning specified in Section 2.14(d).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (i) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Paying Agent” has the meaning specified in Section 10.07.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six plan years.

“Perfection Certificate” means the Pre-Closing UCC Diligence Certificate substantially in the form of Exhibit G or such other form approved by the Administrative Agent.

“Permitted Acquisition” means the acquisition by the Borrower or any wholly-owned Subsidiary of all or substantially all the assets of a Person or line of business of such Person, or all of the Equity Interests of a Person (referred to herein as the “Acquired Entity”);

provided that (i) the Acquired Entity shall be a going concern and shall be in a similar line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recently concluded calendar year; (ii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (B) the Borrower would be in Pro Forma Compliance; and (C) the aggregate amount of the consideration paid in connection with such acquisition and any related acquisitions pursuant to clause (e) of the definition of “Permitted Investments” (including Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition) shall not exceed $150,000,000 in the aggregate since the Closing Date; (iii) Holdings, the Borrower and the Subsidiaries shall not incur or assume any Indebtedness in connection with such acquisition, except as permitted by Section 8.02; and (iv) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 7.12 and 7.14 and the Collateral Documents.

“Permitted Holders” means the Sponsor and its Control Investment Affiliates, the Principals and their Control Investment Affiliates, Management Investors and any other Person making a direct or indirect investment in the Company contemporaneous with consummation of the Transaction.

“Permitted Investments” means:

(a) Investments outstanding as of the Closing Date (such Investments in excess of $1,000,000 are set forth on Schedule 1.01(d)) and any replacements of such Investments with Investments of equal amount thereto;

(b) (i) Investments by Holdings, the Borrower and the Subsidiaries existing on the date hereof in the Borrower and the Subsidiaries and (ii) additional Investments by Holdings, the Borrower and the Subsidiaries in the Borrower and the Subsidiaries; provided that (A) if such Investment shall be in the form of an investment in Equity Interests, any such Equity Interests held by a Loan Party shall be pledged pursuant to the Pledge and Security Agreement (subject to the limitation referred to in the proviso of Section 7.12(a)(iii) in the case of any First-Tier Foreign Subsidiary), (B) the aggregate amount of Investments under this clause (b)(ii) by Loan Parties in Subsidiaries that are not Subsidiary Guarantors shall not exceed $50,000,000 at any time outstanding, and (C) if such Investment shall be in the form of a loan or advance, such loan or advance shall be unsecured, and, in the case of a loan or advance owed by a Loan Party to a Subsidiary that is not a Loan Party, shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and, if such loan or advance shall be made by a Loan Party, shall be evidenced by a promissory note and such promissory note shall be pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Pledge and Security Agreement;

(c) deposits with, or time deposits with, including certificates of deposits issued by, (i) any office located in the United States of any bank or trust company that is organized under the laws of the United States or any state thereof and has capital surplus and undivided profits aggregating at least $100,000,000, (ii) any Lender or (iii) any foreign bank for which S&P or Moody’s issues a rating of “A” or higher and which has capital surplus and undivided profits aggregating at least $100,000,000;

(d) Investments held by any Loan Party or such Subsidiary in the form of Cash Equivalents;

(e) Permitted Acquisitions;

(f) Permitted Investments or Investments to the extent permitted pursuant to Sections 8.02 or 8.07;

(g) Investments consisting of Permitted Swap Obligations;

(h) intercompany loans and advances to Holdings to the extent that the Borrower may pay dividends to Holdings pursuant to Section 8.05(b) (and in lieu of paying such dividends); provided that such intercompany loans and advances (i) shall be made for the purposes, and shall be subject to all the applicable limitations set forth in, Section 8.05(b) and (ii) shall be unsecured and subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(i) the Acquisition;

(j) advances, loans or extensions of credit to customers and suppliers in the ordinary course of business by the Borrower or any of its Subsidiaries; and

(k) other Investments in an aggregate amount not to exceed $50,000,000 at any time outstanding.

For all purposes of this Agreement, the amount of any Investment shall be the original costs of such Investment plus the cost of all additions thereto, without adjustments for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

“Permitted Liens” means:

(a) in the case of Real Property, easements, restrictions, exceptions, reservations or defects which, individually or in the aggregate, (a) do not materially interfere with the ordinary conduct of the business of Holdings or its Subsidiaries at such Real Property and (b) do not materially affect the value thereof;

(b) non-consensual Liens, if contested in good faith by appropriate proceedings and appropriate reserves are maintained, in accordance with generally accepted accounting principles, with respect thereto;

(c) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation or to secure performance in connection with bids, tenders and contracts (other than contracts for the payment of borrowed money) to which the Borrower or any of its Subsidiaries is a party;

(d) deposits to secure public or statutory obligations of the Borrower or any of its Subsidiaries;

(e) materialmen’s, mechanics’, carriers’, workmen’s or similar Liens arising in the ordinary course of business, or deposits of cash or United States obligations to obtain the release of such Liens;

(f) deposits to secure surety or appeal bonds in proceedings to which the Borrower or any of its Subsidiaries is a party;

(g) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings with adequate reserves on the books of the Borrower or the applicable Subsidiary with respect thereto in accordance with GAAP;

(h) Leases of the properties of any Borrower or Subsidiary, in each case entered into in the ordinary course of such Borrower or Subsidiary’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Collateral Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Borrower or Subsidiary, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(i) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) licenses of patents, trademarks, trade secrets, and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business;

(l) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property which, in the aggregate, do not in any case materially interfere with the ordinary course of the business of Holdings or any of its Subsidiaries;

(m) judgment Liens securing judgments not constituting an Event of Default under Article IX;

(n) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(o) bankers, liens, rights of setoff and other similar Liens on deposits in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; and

(p) Liens in favor of the MacDermid Canning Pensions Limited Defined Benefit Pension Scheme in respect of the UK Pension Plan Liabilities.

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness and (e) such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Responsible Officer of the Borrower to be no less favorable to the Borrower or the applicable Subsidiary and the Lenders in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under Swap Contracts, provided that (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date executed by each of the Loan Parties and the Administrative Agent for the benefit of the holders of the Obligations, in substantially the form of Exhibit H, as amended or modified from time to time in accordance with the terms hereof.

“Pledged Shares” has the meaning assigned to it in the Pledge and Security Agreement.

“Prime Rate” means the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Principals” means the CSC Investors, Weston Presidio V, L.P. and Daniel H. Leever (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative or any Person controlled, directly or indirectly, by the CSC Investors, Weston Presidio V, L.P. or Daniel H. Leever or his heirs and any Affiliate of the foregoing).

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed incurrence of Indebtedness, Permitted Acquisition, Asset Sale (which relates to assets meeting the definition of clause (c) of Investments) or the making of any Restricted Payment (including pro forma adjustments arising out of events which are directly attributable to the proposed transaction, are factually supportable and are expected to have a continuing impact, in each case which adjustments (a) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (b) are certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold or to be acquired or sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such transaction, and any other such transactions that have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such Permitted Acquisitions had been consummated and incurred at the beginning of such period.

“Pro Forma Compliance” means, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Section 8.10 to the extent (unless otherwise stated herein to the contrary) that such covenants shall be applicable to the Borrower at such time, as of the last day of the most recent fiscal quarter end (computed on the basis of (a) balance sheet amounts as of the most recently completed fiscal quarter, and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters, in each case, for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Forma EBITDA” means Holdings’ pro forma Consolidated EBITDA for the twelve-month period for which financials statements have been delivered pursuant to Section 5.01(m)(ii)(A) (prepared in accordance with Regulation S-X under the Securities Act and with such further adjustments in form and substance satisfactory to the Arrangers and the Administrative Agent, in each case to give pro forma effect to the Transaction (including the Acquisition) as if they had occurred at the beginning of such twelve-month period (it being understood that the Arrangers and the Administrative Agent are reasonably satisfied with the adjustments that are specifically set forth as adjustments on Schedule 1.01(e), solely to the extent they are set forth as adjustments on such Schedule)).

“property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Lender at such time and the denominator of which is the amount of the Total Revolving Credit Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified IPO” means an underwritten public offering of common stock of (and by) Holdings pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, which initial public offering results in gross cash proceeds to Holdings of $75,000,000 or more.

“Quotation Day” means, with respect to any Eurocurrency Loan that is a Tranche C Term Loan, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in Euros for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in Real Property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected Real Property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected Leasehold Property.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of Holdings, the Borrower or any Subsidiary (excluding, in each case, business interruption insurance claims).

“Register” has the meaning set forth in Section 11.06(c).

“Reinvestment Period” has the meaning specified in the definition of “Net Cash Proceeds”.

“Related Agreements” means, collectively, the Acquisition Documentation, the Senior Subordinated Note Documentation and each other document and instrument executed with respect thereto, or with respect to any of the foregoing documents or instruments.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Term Loans, (b) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (c) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Prepayment Percentage” means (a) in the case of any Asset Sale or Recovery Event, 100%; (b) in the case of any Specified Equity Issuance, 50% or, if on the date of the applicable prepayment, the Consolidated Leverage Ratio is less than 5.00 to 1.00, 25%; (c) in the case of any issuance or other incurrence of Indebtedness, 100%; and (d) in the case of any Excess Cash Flow, 50% or, if on the date of the applicable prepayment, the Consolidated Leverage Ratio is less than 5.00 to 1.00 but greater than or equal to 4.00 to 1.00, 25%, or, if on the date of the applicable prepayment, the Consolidated Leverage Ratio is less than 4.00 to 1.00, 0%.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, corporate secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other payment or distribution (except dividends or distributions payable solely in shares of such Person’s common stock or to the Borrower or any of its Subsidiaries) with respect to any capital stock or other Equity Interest of Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest (other than any such capital stock or other Equity Interests owned by the Borrower or any of its Subsidiaries), or on account of any return of capital to Holdings’, the Borrower’s or any Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof), (b) any Investment other than a Permitted Investment and (c) any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner, or payment in violation of any applicable subordination terms, in each case, with respect to the Senior Subordinated Notes (or any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness) or any other Indebtedness that is subordinated to the Obligations.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or an outstanding Revolving Credit Loan at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Maturity Date” means the earlier of (i) April 12, 2013 and (ii) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitments, and the Swing Line Commitments pursuant to Section 2.06 or 9.02.

“Revolving Credit Facility” has the meaning specified in the definition of “Facility”.

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VII or VIII that is entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Arrangers; the Administrative Agent; the Collateral Agent; the Syndication Agent; the Co-Documentation Agents; the L/C Issuer; the Lenders; the Hedge Banks; an Agent, an Arranger, a Joint Bookrunner or a Lender, in each case at the time such applicable Treasury Management Agreement is entered into, or an Affiliate of any of the foregoing, in its capacity as a party to a Treasury Management Agreement; each co-agent or sub-agent appointed by the Agents from time to time pursuant to Section 10.01(b); and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Senior Subordinated Note Documentation” means the Senior Subordinated Notes and the Senior Subordinated Note Indenture.

“Senior Subordinated Note Indenture” means the Indenture dated as of April 12, 2007 under which the Senior Subordinated Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Subordinated Notes” means the Borrower’s 9 1/2% Senior Subordinated Notes due 2017, issued pursuant to the Senior Subordinated Note Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Subordinated Notes and the related registration rights agreement with substantially identical terms as the Senior Subordinated Notes.

“Series” has the meaning specified in Section 2.14(a).

“Significant Subsidiary” means, at any date of determination, any Subsidiary of the Borrower that, either individually or together with its Subsidiaries, taken as a whole, has revenues, assets or earnings in an amount equal to at least 5% of (a) the consolidated revenues of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to

Section 7.01(a) or 7.01(b), (b) the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 7.01(a) or 7.01(b), or (c) the consolidated net earnings of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 7.01(a) or 7.01(b), respectively, in each case determined in accordance with GAAP for such period.

“SPC” has the meaning specified in Section 11.06(b)(vii).

“Specified Equity Issuance” means an Equity Issuance other than (a) in the case of the Borrower, any issuance or sale to, or any receipt of any capital contribution from, Holdings, (b) any issuance of directors’ qualifying shares, (c) sales or issuances of common stock of Holdings to management or employees of Holdings, the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence form time to time in the ordinary course of business and (d) in the case of Holdings, any issuance or sale to, or any receipt of any capital contribution from, the Permitted Holders.

“Sponsor” means Court Square Capital Partners II, L.P.

“Sponsor Preferred Stock” means the Borrower’s 9% cumulative compounding preferred stock issued to the Sponsor, members of management of Holdings, the Borrower or any Subsidiary, and any other Person making a direct or indirect equity investment in the Company contemporaneous with the consummation of the Acquisition.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower listed on Schedule 1.01(f) and each other Subsidiary of the Borrower that shall be required to execute and deliver a Joinder Agreement pursuant to Section 7.12.

“Subsidiary Joinder Agreement” means a joinder agreement substantially in the form of Exhibit I or such other form approved by the Administrative Agent, executed and delivered by a Subsidiary of the Borrower in accordance with the provisions of Section 7.12.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 5.01(d)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make loans pursuant to Section 2.04, as the same may be reduced from time to time pursuant to Sections 2.06 or 2.04.

“Swing Line Lender” means Credit Suisse, acting through any of its Affiliates or branches, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit J or such other form approved by the Administrative Agent.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” has the meaning specified in the preamble hereto.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan” means the Tranche B Term Loans, the Tranche C Term Loans and/or the New Term Loans, as the context may require.

“Term Loan Borrowing” means a Borrowing comprised of Tranche B Term Loans, Tranche C Term Loans or New Term Loans.

“Term Loan Commitment” means, a Tranche B Term Loan Commitment, a Tranche C Term Loan Commitment or a New Term Loan Commitment.

“Term Loan Facility” means a the Tranche B Term Loan Facility and/or the Tranche C Term Loan Facility, as the context may require.

“Term Loan Lender” means a Tranche B Term Loan Lender, a Tranche C Term Loan Lender or a New Term Loan Lender, as the context may require.

“Term Loan Maturity Date” means the Tranche B Maturity Date, the Tranche C Maturity Date or a New Term Loan Maturity Date, as the case may be.

“Threshold Amount” means $15,000,000.

“Title Company” means Chicago Title Insurance Company or any other title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.01(d)(iii).

“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment on the Closing Date is $50,000,000.

“Tranche B Term Loan” has the meaning specified in Section 2.01(a)(i).

“Tranche B Term Loan Commitment” means, as to each Tranche B Term Loan Lender, its obligation to make Tranche B Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche B Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Tranche B Term Loan Commitments on the Closing Date is $360,000,000.

“Tranche B Term Loan Facility” has the meaning specified in the definition of “Facility”.

“Tranche B Term Loan Lender” means, at any time, any Lender that has a Tranche B Term Loan Commitment or an outstanding Tranche B Term Loan at such time.

“Tranche B Maturity Date” means April 12, 2014.

“Tranche B Repayment Date” has the meaning specified in Section 2.07(a).

“Tranche B Term Loan Note” has the meaning specified in Section 2.11(a).

“Tranche C Term Loan” has the meaning specified in Section 2.01(a)(ii).

“Tranche C Term Loan Commitment” means, as to each Tranche C Term Loan Lender, its obligation to make Tranche C Term Loans to the Borrower pursuant to Section 2.01(a)(ii) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche C Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Tranche C Term Loan Commitments on the Closing Date is €186,058,973.

“Tranche C Term Loan Facility” has the meaning specified in the definition of “Facility”.

“Tranche C Term Loan Lender” means, at any time, any Lender that has a Tranche B Term Loan Commitment or an outstanding Tranche C Term Loan at such time.

“Tranche C Maturity Date” means April 12, 2014.

“Tranche C Term Loan Note” has the meaning specified in Section 2.11(a).

“Tranche C Repayment Date” has the meaning specified in Section 2.07(b).

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, the Senior Subordinated Note Documentation to which they are or are intended to be a party to be delivered on or prior to the Closing Date, (b) the borrowings hereunder and the issuance of the notes under the Senior Subordinated Note Indenture and the issuance of Letters of Credit, in each case to be made on the Closing Date, and the use of proceeds of each of the foregoing, (c) the granting of Liens pursuant to the Collateral Documents, (d) the Equity Contribution, (e) the refinancing of Existing Indebtedness of the Borrower and its Subsidiaries and the termination of all commitments under the Existing Credit Agreement and the release of all Liens and guarantees granted in respect thereof, (f) the Acquisition, including the payment of the consideration under the Merger Agreement to certain existing shareholders of the Company immediately prior to the Closing Date, (h) the payment of fees and expenses incurred in connection with the foregoing (not to exceed $55,000,000 in the aggregate) and (g) any other transaction related to or entered in connection with any of the foregoing.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Triggering Event” shall occur at any time the aggregate Outstanding Amount of Revolving Loans, L/C Borrowings, L/C Obligations and Swing Line Loans exceeds $10,000,000 for ten days or more in any fiscal quarter (whether or not such days are consecutive) and such Triggering Event shall be deemed continuing until the end of the first full fiscal quarter ending subsequent to the fiscal quarter in which such event described above shall have occurred during which the aggregate Outstanding Amount of Revolving Loans, L/C Borrowings, L/C Obligations or Swing Line Loans does not exceed $10,000,000 for ten days or more in such fiscal quarter.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Pension Plan Liabilities” means the underfunded pension plan liabilities of UK defined benefit pension plan in an aggregate amount not exceeding £25,000,000.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Voluntary Prepayment” means a prepayment of principal of Term Loans pursuant to Section 2.05(a) in any year to the extent that such prepayment reduces the scheduled installments of principal due in respect of Term Loans as set forth in Section 2.07 in any subsequent year.

“Wholly-Owned Consolidated Subsidiary” means any Subsidiary all of the Equity Interests in which (except directors’ qualifying shares) are, at the time, directly or indirectly owned by the Borrower.

“Yield Differential” has the meaning specified in Section 2.14(d).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08 Exchange Rates. For purposes of determining compliance with any covenant or for any other purpose herein on any day, the Dollar Equivalent of Euros shall be at the Exchange Rate in effect as of such date.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans. (a) (i) Subject to the terms and conditions set forth herein, each Tranche B Term Loan Lender severally agrees to make term loans (each such loan, a “Tranche B Term Loan”) to the Borrower on the Closing Date in Dollars in an aggregate amount of up to such Tranche B Term Loan Lender’s Tranche B Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. Tranche B Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(ii) Subject to the terms and conditions set forth herein, each Tranche C Term Loan Lender severally agrees to make term loans (each such loan, a “Tranche C Term Loan”) to the Borrower on the Closing Date in Euros in an aggregate amount of up to such Tranche C Term Loan Lender’s Tranche C Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. Tranche C Term Loans may be Eurocurrency Rate Loans, as further provided herein

(b) Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount of up to, at any time outstanding, the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Total Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 11:00 A.M. on the third Business Day prior to the date of the proposed Loans in the case of Eurocurrency Loans or (ii) 12:00 (noon) one Business Day prior to the date of the proposed Loans in the case of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of Tranche B Term Loans or Tranche C Term Loans or a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued and location of the account to which funds are to be disbursed, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then (i) Loans other than Tranche C Term Loans shall be made as, or converted to, Base Rate Loans and (ii) Tranche C Term Loans shall be made as, or converted to, Eurocurrency Rate Loans with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower fails to specify an Interest Period with respect to a Eurocurrency Rate Loans, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in accordance with instructions provided to the Administrative Agent by the Borrower in the Committed Loan Notice.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, (i) Loans other than Tranche C Term Loans may not be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders and (ii) Tranche C Term Loans shall be made as, or converted to, Eurocurrency Rate Loans with an Interest Period of one month. No Interest Period may be selected for any Eurocurrency Rate Term Borrowing that would end later than Tranche B Repayment Date or Tranche C Repayment Date, as applicable, occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (i) the Eurocurrency Rate Term Borrowings with Interest Periods ending on or prior to such repayment date and (B) the Base Rate Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such repayment date.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until 30 days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day), to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any of its Wholly-Owned Consolidated Subsidiaries; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Total Revolving Credit Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Revolving Credit Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided further that upon the resignation of Credit Suisse as L/C Issuer, Credit Suisse shall have no obligation hereunder to issue any new Letter of Credit or to extend or renew any existing Letter of Credit under this Agreement, and all Letters of Credit issued by Credit Suisse for the account of the Borrower or its Wholly-Owned Consolidated Subsidiaries

hereunder shall either be replaced or, if acceptable to Credit Suisse in its sole discretion, backstopped with Letters of Credit issued hereunder or fully Cash Collateralized no later than thirty (30) days following such resignation. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the first proviso in the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal (or as otherwise agreed by the Administrative Agent and the L/C Issuer);

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(E) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000; or

(F) any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agents in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agents” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and requested currency thereof and the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is three Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date immediately following any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the

L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 105% of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Collateral Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Collateral Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts with the Collateral Agent. If at any time the Administrative Agent or the Collateral Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent or that the total amount of such funds is less than 105% of the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the deposit accounts with the Collateral Agent as aforesaid, an amount equal to the excess of (a) 105% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent or the Collateral Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer.

(h) Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Such letter of credit fees shall be computed on a quarterly basis in arrears. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit at the rate per annum, in the case of Credit Suisse as L/C Issuer, as specified in the Commitment Letter or, in the case of any other L/C Issuer, as otherwise agreed with such L/C Issuer, computed on the daily amount available to be drawn under each Letter of Credit on a quarterly basis in arrears. Such fronting fees shall due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Resignation or Removal of the L/C Issuer. The L/C Issuer may resign at any time by giving 90 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the L/C Issuer hereunder by a Lender that shall agree to serve as successor L/C Issuer, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring L/C Issuer and the retiring L/C Issuer shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.03(j). The acceptance of any appointment as the L/C Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous L/C Issuer under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the resignation or removal of the L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(m) Additional L/C Issuers. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of the Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “L/C Issuer” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other L/C Issuer and such Lender.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Total Revolving Credit Commitment, and (ii) the Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower as directed in such notice in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) one Business Day prior to the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of

$1,000,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Class and the Type(s) of Loans to be prepaid and if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $1,000,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Optional prepayments of Term Loans shall be applied on a pro rata basis in direct order to the remaining scheduled installments of principal due in respect of the Tranche B Term Loans and Tranche C Term Loans pursuant to Section 2.07.

(b) Mandatory. (i) In the event of any termination of all of the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all outstanding Revolving Credit Loans and all outstanding Swing Line Loans and replace all outstanding Letters of Credit and/or Cash Collateralize the L/C Obligations in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties in the manner described in Section 2.03(g). If for any reason the Total Outstandings at any time exceed the Total Revolving Credit Commitments then in effect, the Borrower shall immediately prepay all outstanding Revolving Credit Loans and all outstanding Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Outstandings exceed the Total Revolving Credit Commitments then in effect.

(ii) Not later than the fifth Business Day following the completion of any Asset Sale and/or not later than the tenth Business Day following the occurrence of any Recovery Event and, in each case, the receipt of Net Cash Proceeds resulting therefrom, the Borrower shall apply the Required Prepayment Percentage of such Net Cash Proceeds received with respect thereto to prepay outstanding Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.05(b)(vii).

(iii) In the event and on each occasion that a Specified Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the occurrence of such Specified Equity Issuance and the receipt of Net Cash Proceeds resulting therefrom, apply the Required Prepayment Percentage of such Net Cash Proceeds therefrom to prepay outstanding Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.05(b)(vii).

(iv) In the event that any Loan Party or any Subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other incurrence of Indebtedness of any Loan Party or any Subsidiary of a Loan Party (other than Indebtedness permitted pursuant to Section 8.02), the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such Subsidiary, apply an amount equal to the Required Prepayment Percentage of such Net Cash Proceeds to prepay outstanding Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.05(b)(vii).

(v) No later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2007, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 7.01(a), the Borrower shall prepay outstanding Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.05(b)(vii), in an aggregate principal amount equal to the Required Prepayment Percentage of Excess Cash Flow for the fiscal year then ended less the aggregate amount of all Voluntary Prepayments during such fiscal year.

(vi) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.05(b), (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least 10 Business Days prior written notice of such prepayment (and the Administrative Agent shall promptly notify each Lender). Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings pursuant to this Section 2.05 shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

(vii) Mandatory prepayments under sub-paragraphs (ii), (iii), (iv) and (v) of this Section shall be applied:

first, to prepay outstanding Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof (and the corresponding accrued and unpaid interest and fees on the principal amount of Term Loans so prepaid), subject to the provisions of sub-paragraph (viii) below and any re-offer described therein;

second, at any time when there shall be no Term Loans outstanding, to prepay outstanding Revolving Loans to the full extent thereof (and the corresponding accrued and unpaid interest and fees on the principal amount of Revolving Loans so prepaid), with no corresponding reduction of the Revolving Credit Commitments; and

third, at any time when there shall be no Term Loans outstanding, to Cash Collateralize any outstanding Letters of Credit (up to an aggregate amount equal to 105% of the aggregate undrawn face amount of all such Letters of Credit) as described in Section 2.03(g), with no corresponding reduction of the Revolving Credit Commitments;

with any remaining amounts being retained by the Borrower to be used in accordance with the provisions of this Agreement.

(viii) Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Tranche B Term Loans and Tranche C Term Loans pursuant to Section 2.07. Such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that if no Lenders decline a given mandatory prepayment of the Term Loans as described below, then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied (A) in the case of the applicable principal amount of the Tranche B Term Loans being so prepaid, first to Tranche B Term Loans that are Base Rate Loans to the full extent thereof before application to Tranche B Term Loans that are Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05 and (B) in the case of the applicable principal amount of the Tranche C Term Loans being so prepaid, first to Tranche C Term Loans that are Eurocurrency Rate Loans with an Interest Period of one month to the full extent thereof before application to Tranche C Term Loans that are Eurocurrency Rate Loans with a longer Interest Period in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05. Notwithstanding anything herein to the contrary, any Term Loan Lender may elect, by notice to the Administrative Agent by facsimile at least eight Business Days prior to the applicable prepayment date, to decline all of any prepayment of its Term Loans pursuant to sub-paragraphs (ii), (iii), (iv) or (v) of this Section, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be re-offered to those Term Loan Lenders under this Agreement who have initially accepted such prepayment (such re-offer to be made to each such Term Loan Lender based on the percentage which such Term Loan Lender’s Term Loans represents of the aggregate Term Loans of all such Term Loan Lenders who have initially accepted such prepayment). In the event of such a re-offer, the relevant Lenders may elect, by notice to the Administrative Agent by facsimile within two Business Days of receiving notification of such re-offer, to decline all of the amount of such prepayment that is re-offered to them, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans pursuant to such re-offer but was so declined may be retained by the Borrower to be used in accordance with the provisions of this Agreement.

(c) Prepayments to Include Accrued Interest, Etc. All prepayments (other than prepayments on Revolving Credit Loans that are Base Rate Loans, including Swing Line Loans) under this Section 2.05 shall be made together with (i) accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid and (ii) in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the unused portion of the Letter of Credit Sublimit, the unused portion of the Swing Line Sublimit, the unused Revolving Credit Commitments or the unused Term Loan Commitments, or from time to time permanently reduce the unused portion of the Letter of Credit Sublimit, the unused portion of the Swing Line Sublimit, the unused Revolving Credit Commitments or the unused Term Loan Commitment; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the unused portion of the Letter of Credit Sublimit, the unused portion of the Swing Line Sublimit or the unused Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Total Revolving Credit Commitments.

(b) Mandatory. (i) (i) Unless previously terminated in accordance with the terms hereof, (i) the Tranche B Term Loan Commitments and the Tranche C Term Loan Commitments shall automatically terminate at 5:00 p.m. on the Closing Date and (ii) the Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitment shall automatically terminate on the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m. on May 31, 2007, if the initial Credit Extension shall not have occurred by such time.

(ii) If after giving effect to any reduction or termination of unused Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the unused portions of the Swing Line Sublimit, the unused Revolving Credit Commitment or the unused Term Loan Commitments under this Section 2.06. Upon any reduction of unused Revolving Credit Commitments or unused Term Loan Commitments, the Revolving Credit Commitment or Term Loan Commitments, as applicable, of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which the Revolving Credit Facility or Term Loan Facility, as applicable, is reduced. All Commitment Fees accrued until the effective date of any termination of the Total Revolving Credit Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Tranche B Term Loans. On each date set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Tranche B Repayment Date”), the Borrower shall pay to the Administrative Agent, for the account of the Tranche B Term Lenders, a principal amount of the Tranche B Term Loans (as adjusted from time to time pursuant to Sections 2.05 and 2.06(b)) equal to the amount set forth below for such date:

Repayment Date	Amount
June 30, 2007	$900,000
September 30, 2007	$900,000
December 31, 2007	$900,000
March 31, 2008	$900,000
June 30, 2008	$900,000
September 30, 2008	$900,000
December 31, 2008	$900,000
March 31, 2009	$900,000
June 30, 2009	$900,000
September 30, 2009	$900,000
December 31, 2009	$900,000
March 31, 2010	$900,000
June 30, 2010	$900,000
September 30, 2010	$900,000
December 31, 2010	$900,000
March 31, 2011	$900,000
June 30, 2011	$900,000
September 30, 2011	$900,000
December 31, 2011	$900,000
March 31, 2012	$900,000
June 30, 2012	$900,000
September 30, 2012	$900,000
December 31, 2012	$900,000
March 31, 2013	$900,000
June 30, 2013	$900,000
September 30, 2013	$900,000
December 31, 2013	$900,000
March 31, 2014	$900,000
Tranche B Maturity Date	$334,800,000 or remainder

To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date, together with accrued and unpaid interest and fees on the principal amount to be paid to but excluding the date of payment. All repayments pursuant to this Section 2.07(a) shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

(b) Tranche C Term Loans. On each date set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Tranche C Repayment Date”), the Borrower shall pay to the Administrative Agent, for the account of the Tranche C Term Lenders, a principal amount of the Tranche B Term Loans (as adjusted from time to time pursuant to Sections 2.05 and 2.06(b)) equal to the amount set forth below for such date:

Repayment Date	Amount
June 30, 2007	€465,147
September 30, 2007	€465,147
December 31, 2007	€465,147
March 31, 2008	€465,147
June 30, 2008	€465,147
September 30, 2008	€465,147
December 31, 2008	€465,147
March 31, 2009	€465,147
June 30, 2009	€465,147
September 30, 2009	€465,147
December 31, 2009	€465,147
March 31, 2010	€465,147
June 30, 2010	€465,147
September 30, 2010	€465,147
December 31, 2010	€465,147
March 31, 2011	€465,147
June 30, 2011	€465,147
September 30, 2011	€465,147
December 31, 2011	€465,147
March 31, 2012	€465,147
June 30, 2012	€465,147
September 30, 2012	€465,147
December 31, 2012	€465,147
March 31, 2013	€465,147
June 30, 2013	€465,147
September 30, 2013	€465,147
December 31, 2013	€465,147
March 31, 2014	€465,147
Tranche C Maturity Date	€173,034,857 or remainder

To the extent not previously paid, all Tranche C Term Loans shall be due and payable on the Tranche C Maturity Date, together with accrued and unpaid interest and fees on the principal amount to be paid to but excluding the date of payment. All repayments pursuant to this Section 2.07(b) shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

(c) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Maturity Date the aggregate principal amount of all Revolving Credit Borrowings outstanding on such date.

(d) Swing Line Loans. The Borrower shall repay the aggregate principal amount of each Swing Line Loan to the Swing Line Lender on the Revolving Credit Maturity Date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, (i) a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the average daily unused amount of the Revolving Credit Commitments of such Lender (other than the Swing Line Commitment) during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated); provided, however, that any Commitment Fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that the Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Credit Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and to but excluding the last day of the Availability Period (and, if applicable, thereafter on demand). The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Agents for their own respective accounts fees, and, where applicable, for the account of each Lender, in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such Note shall (i) in the case of Tranche B Term Loans, be in the form of Exhibit K-1 (a “Tranche B Term Loan Note”), (ii) in the case of Tranche C Term Loans, be in the form of Exhibit K-2 (a “Tranche C Term Loan Note”), (iii) in the case of Revolving Credit Loans, be in the form of Exhibit K-3 (a “Revolving Note”) and (iv) in the case of Swing Line Loans, be in the form of Exhibit K-4 (a “Swing Line Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in

Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in, other than in the case of the Tranche C Term Loans, Dollars and, in the case of the Tranche C Term Loans, Euro, and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed in the Administrative Agent’s sole discretion received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or make its payment under Section 11.04(c).

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 New Term Loan Commitments. (a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), in an aggregate amount not in excess of the Dollar Equivalent of $100,000,000 and not less than the Dollar Equivalent of $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent). Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the

Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent, (ii) the identity of each Lender or Affiliate or other Person that is consented to by the Administrative Agent (which consent shall not be unreasonably withheld) (each, a “New Term Loan Lender”) to whom the Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that all existing Lenders shall be approached first to provide all or a portion of the New Term Loan Commitments and may elect or decline, in their sole discretion, to provide a New Term Loan Commitment and (iii) whether such New Term Loan Commitments are to be additional Tranche B Term Loan Commitments or Tranche C Term Loan Commitments or commitments to make term loans of a new Series (defined below) with terms different from the Tranche B Term Loans or Tranche C Term Loans (subject to the limitations described below). Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments; (B) both before and after giving effect to the making of any such New Term Loans, each of the conditions set forth in Section 5.02 shall be satisfied and all fees and expenses owing in respect of such increase to the Administrative Agent and the Lenders have been paid; (C) at the time each Borrowing of New Term Loans is made, the Consolidated Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such New Term Loans are incurred would have been at least 2.00 to 1.00 (determined on a Pro Forma Basis, including a pro forma application of the net proceeds therefrom, as if the New Term Loans had been incurred at the beginning of such four-quarter period); provided, however, that such Consolidated Fixed Charge Coverage Ratio may be at least 1.75 to 1.00 so long as (x) such New Term Loans are incurred to finance a Permitted Acquisition or any other acquisition of any Acquired Entity by the Borrower or any wholly-owned Subsidiary and (y) after such New Term Loans are incurred and such related transactions are consummated, the Consolidated Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such New Term Loans (determined on a Pro Forma Basis, including a pro forma application of the net proceeds therefrom, as if the New Term Loans had been incurred at the beginning of such four-quarter period) are incurred shall be greater than the Consolidated Fixed Charge Coverage Ratio immediately prior to such Borrowing and related transactions, (D) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, each of which shall be recorded in the Register; and (E) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Term Loans made pursuant to a New Term Loan Commitment on an Increased Amount Date shall be designated Tranche B Term Loans or Tranche C Term Loans or a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b) On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

(c) The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof the New Term Loan Commitments and the applicable New Term Loan Lenders.

(d) The terms and provisions of any New Term Loans and any New Term Loan Commitments shall be, if such New Term Loans and New Term Loan Commitment are not Tranche B Term Loans and Tranche B Term Loan Commitments or Tranche C Term Loans and Tranche C Term Loan Commitments, as the case may be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Tranche B Term Loans and Tranche B Term Loan Commitment or the Tranche C Term Loans and Tranche C Term Loan Commitment, as the case may be; provided that (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Tranche B Term Loans and the Tranche C Term Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the Tranche B Term Loans and the Tranche C Term Loans, (iii) if the initial yield on any New Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the Eurocurrency Rate on the New Term Loans and (y) if the New Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, the Borrower or any Subsidiary for doing so (the amount of such fee, expressed as a percentage of the New Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such New Term Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Applicable Rate then in effect for any Eurocurrency Rate Term Loans, then the Applicable Rate then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the New Term Loans (and if the Eurocurrency Rate margins on the New Term Loans are subject to a leveraged-based pricing grid, appropriate increases to the other Applicable Rates for the Term Loans, consistent with the foregoing, shall be made). Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

(e) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all New Term Loans that are to be additional Tranche B Term Loans or Tranche C Term Loans, as the case may be, when originally made, are included in each Borrowing of outstanding Tranche B Term Loans or Tranche C Term Loans, as the case may be, on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding Eurocurrency Rate Term Loan Borrowing to be converted into a Base Rate Term Loan Borrowing on the date of each New Term Loan, or by allocating a portion of each New Term Loan to each outstanding applicable Eurocurrency Rate Term Loan Borrowing on a pro rata basis, even though as a result thereof such New Term Loan may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of this Agreement that would prohibit such an initial Interest Period). Any conversion of Eurocurrency Rate Term Loans to Base Rate Term Loans made pursuant to the preceding sentence shall be subject to Section 3.05. If any New Term Loan is to be allocated to an existing

Interest Period for a Eurocurrency Rate Term Loan Borrowing then, subject to Section 2.08(b), the interest rate applicable to such New Term Loan for the remainder of such Interest Period shall equal the Eurocurrency Rate for a period approximately equal to the remainder of such Interest Period (as determined by the Administrative Agent two Business Days before the date such New Term Loan is made) plus the Applicable Rate then in effect. In addition, to the extent any New Term Loans are to be additional Tranche B Term Loans or Tranche C Term Loans, as the case may be, the applicable scheduled amortization payments under Section 2.07 required to be made after the making of such New Term Loans shall be ratably increased by the aggregate principal amount of such New Term Loans.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by or on behalf of any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (i) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), in each case, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized, maintains a lending office, or is subject to tax by virtue of any present or former connection (other than solely having executed, performed its obligations, received payments under or enforced the Loan Documents), (ii) branch profits taxes and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.15), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to this Section 3.01 (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Taxes are required to be deducted from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If any Taxes or Other Taxes are required to be deducted or paid from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, such Loan Party shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, an additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed reduced by any amount due under Section 3.01(a).

(d) Each Loan Party agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(d) shall be made within 30 days after the date such Lender or the Administrative Agent makes a demand therefor. Any demand for payment under Section 3.01(d)(i) must be accompanied by a notice of assessment from the relevant Governmental Authority for a Tax or Other Tax.

(e) If a Loan Party reasonably determines that any Lender is entitled to a refund of any Taxes with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, such Lender shall use commercially reasonable efforts, at such Loan Party’s sole expense, to cooperate with such Loan Party to seek such refund. If and to the extent a Lender receives a refund as a result of actions taken pursuant to the previous sentence, or a Lender otherwise determines, in its sole discretion, that it has received a refund of any Taxes with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.01, such Lender shall pay over such refund to the applicable Loan Party (but only to the extent of additional amounts paid by the Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Loan Party, upon the request of such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each Loan Party shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, in the case of Eurocurrency Rate Loans other than Tranche C Term Loans, if applicable, convert all such Eurocurrency Rate Loans of such Lender to Dollar denominated Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the applicable Loan Party shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Required Lenders determine that (i) for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, (ii) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Loans as a part of such Borrowing during its Interest Period or (iii) the Eurocurrency Rate for any Interest Period for such Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Loans for such Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the applicable currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, in the case of Eurocurrency Rate Loans other than Tranche C Term Loans, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d) Failure or delay on the part of any Lender, the Administrative Agent or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Administrative Agent’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender, the Administrative Agent or the L/C Issuer under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 270 days prior to such request if such Lender, the Administrative Agent or the L/C Issuer knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any change in law within such 270-day period. The protection of this Section shall be available to each Lender, the Administrative Agent and the L/C Issuer regardless of any possible contention of the invalidity or inapplicability of the change in law that shall have occurred or been imposed.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.15;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and the calculation thereof in reasonable detail shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 11.15.

3.07 Pro Rata Treatment. Except as provided below in this Section 3.07 with respect to Swing Line Loans and as required under Section 3.02, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swing Line Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swing Line Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Tranche B Term Loan Commitments, the Tranche C Term Loan Commitments, the Total Revolving Credit Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

(a) Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional. (a) The obligations of the Guarantors under Section 4.01(a) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(a) that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Subsidiary Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full.

(b) Without limiting the generality of the foregoing subsection (a), it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(iv) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

(c) With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement. The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by such Persons in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent, for the ratable benefit of the Secured Parties on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01(a).

4.06 Rights of Contribution. The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been paid in full.

4.07 Guarantee of Payment; Continuing Guarantee. The guarantee given by the Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent, other than those matters specified in the Post-Closing Letter referenced in Section 7.17:

(a) The Administrative Agent shall have received executed counterparts of (i) this Agreement, (ii) the Pledge and Security Agreement, (iii) the Intellectual Property Security Agreements and (iv) if requested by any Lender pursuant to Section 2.11, a Note or Notes, each of the foregoing properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower.

(b) The Collateral Agent shall have received Uniform Commercial Code financing statements in the state of incorporation or formation of each Loan Party in order to perfect and protect the first priority liens and security interests created under the Pledge and Security Agreement, certificates representing the Pledged Shares referred to in the Pledge and Security Agreement accompanied by undated stock powers executed in blank and evidence that all other actions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the liens and security interests created under the Pledge and Security Agreement and the Intellectual Property Security Agreements has been taken.

(c) The Administrative Agent shall have received a duly executed Perfection Certificate dated on or prior to the Closing Date, the results of a recent Lien and judgment search in each relevant jurisdiction with respect to Holdings, the Borrower and those of the Subsidiaries that shall be Subsidiary Guarantors or shall otherwise have assets that are included in the Collateral, which such search shall reveal no Liens on any of the assets of Holdings, the Borrower or any of such Subsidiaries except for Liens expressly permitted by Section 8.01 and except for Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Collateral Agent.

(d) The Collateral Agent shall have received:

(i) a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii) in the case of each material Leasehold Property that is a Mortgaged Property, use commercially reasonable efforts to obtain (A) if required by the terms of the related lease, a Landlord Consent and Estoppel and (B) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iii) with respect to each Mortgage, except as may be agreed to by Collateral Agent, in its reasonable discretion, a mortgagee’s policy of title insurance (or marked up unconditional signed title insurance commitment or pro forma for such insurance having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 110% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 1.01(c), which policy (or marked up unconditional signed title insurance commitment or pro forma for such insurance having the effect of a policy of title insurance) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) name the Collateral Agent and each of the other Secured Parties as insureds thereunder, (D) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies) where available, (E) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (F) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) and affirmative coverage as shall be reasonably requested by the Collateral Agent (including, but not limited to, endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit/future advance, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions), and (G) contain no exceptions to title other than Permitted Liens and other exceptions reasonably acceptable to the Collateral Agent;

(iv) Surveys with respect to each Mortgaged Property, other than as agreed by the Administrative Agent;

(v) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(vi) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.

(e) The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party.

(f) The Administrative Agent shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and each Loan Party is validly existing and in good standing in its state of incorporation or formation.

(g) The Administrative Agent shall have received a favorable opinion of (i) Dechert LLP, counsel to the Loan Parties, (ii) Day Pitney LLP, as Connecticut counsel to the Loan Parties, (iii) Sonnenschein, Nath & Rosenthal LLP, as Illinois counsel to the Loan Parties, (iv) Shuttleworth and Ingersoll P.L.C., as Iowa counsel to the Loan Parties, and (v) Jackson Walker L.L.P., as Texas counsel to the Loan Parties, in each case, addressed to the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer and each Lender dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension.

(i) The Acquisition and the other elements of the Transaction shall be consummated simultaneously with the initial Borrowing hereunder in accordance with applicable law, the Commitment Letter and the Merger Agreement; and the Acquisition Documentation shall be reasonably satisfactory to the Arrangers (without any amendment, waiver, supplement or other modification that is adverse to the Lenders without the consent of the Arrangers).

(j) The Administrative Agent shall have received evidence that the Existing Indebtedness has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Indebtedness have been or concurrently with the Closing Date are being released (including duly executed payoff letters and UCC-3 termination statements).

(k) The Borrower shall have received not less than $350,000,000 in gross cash proceeds of the Senior Subordinated Notes in a Rule 144A or other private placement.

(l) After giving effect to the Transaction and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans and other extensions of credit hereunder, (ii) the Senior Subordinated Notes, (iii) other limited Indebtedness to be agreed upon by the Borrower, the Arrangers and the Administrative Agent and set forth on Schedule 8.02(b) and (v) the Sponsor Preferred Stock. The Transaction shall not have created any defaults, prepayment events or creation of Liens under any documentation evidencing the Indebtedness described in this Section 5.01(l).

(m) The Arrangers shall have received (i) the financial statements described in Section 6.05 and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower prepared in accordance with GAAP for (A) each subsequent fiscal quarter ended 45 days before the Closing Date and (B) each fiscal month after the most recent fiscal quarter for which financial statements were received by the Administrative Agent as described above and ended 30 days before the Closing Date, which financial statements shall not be in a form materially and adversely inconsistent with the financial statements or most recent forecasts previously provided to the Arrangers and the Administrative Agent.

(n) The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended 45 days before the Closing Date, prepared after giving effect to the Transaction as if they had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(o) The Arrangers shall be satisfied that the Borrower’s ratio of Consolidated Indebtedness on the Closing Date to Pro Forma EBITDA shall be no more than 6.9 to 1.0.

(p) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transaction and the other transactions contemplated hereby, are Solvent.

(q) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions precedent set forth in paragraphs (a) and (b) of Section 5.02.

(r) The Administrative Agent shall have received the insurance certificates required by the Pledge and Security Agreement; such certificates shall name the Secured Parties as additional insured on all liability insurance policies and the Collateral Agent as the loss payee on all casualty and property insurance policies, for the benefit of the Secured Parties, their successors and assigns.

(s) The Arrangers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, at least five Business Days prior to the Closing Date.

(t) All fees required to be paid on or before the Closing Date shall have been paid.

5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of Holdings, the Borrower and each other Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that with respect to the initial Credit Extension hereunder, any breach of any such representations or warranties shall not constitute a failure to satisfy the conditions set forth in this clause (a) unless (i) such breach of the representations made by the Company in the Merger Agreement are material to the interests of the Lenders, but only to the extent that Holdings has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement or (ii) such breach is a breach of any representation or warranty set forth in Sections 6.01(b), 6.02, 6.03, 6.04, 6.06(a), 6.14, 6.18 or 6.24.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Loan Party jointly and severally represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders that:

6.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, the Related Agreements and each other agreement or instrument contemplated hereby or thereby to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws (including the Act); except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any material Lien under, or require any material payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law that would adversely affect the rights of the Lenders, the Administrative Agent or the Collateral Agent under the Loan Documents. No Loan Party or any of its Subsidiaries is in violation of any Law or in breach of any such Contractual Obligation, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing (other than security filings and those for which such approval, consent, exemption, authorization has been obtained or such action has been taken or notice or filing made) with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party hereto and thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party hereto and thereto in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements delivered to the Administrative Agent (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP.

(b) The unaudited pro forma consolidated balance sheet and statement of income as of December 31, 2006, prepared giving effect to the Transaction as if they occurred,

with respect to such balance sheet, on such date, and with respect to such other financial statements, on the first day of the 12-month period ending on such date, delivered to the Administrative Agent (i) were prepared in good faith by Holdings, based on assumptions believed by Holdings on the date thereof and on the Closing Date to be reasonable, (ii) are based on best information available to Holdings after due inquiry as of the date of delivery thereof and (iii) fairly present in all material respects on a Pro Forma Basis the estimated consolidated financial position of Holdings and its consolidated subsidiaries as of such date and for such period; it being understood that such projections are not to be viewed as facts and do not constitute a warranty as to the future performance of Holdings and the actual results may vary from projected results and such variances may be material.

(c)(i) As of the Closing Date, since December 31, 2006, there has not occurred any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, (A) has or would be reasonably likely to have a material adverse effect on the assets, business, results of operation or financial condition of the Borrower and its Subsidiaries taken as a whole, or (B) that would be reasonably likely to prevent or materially delay or materially impair the ability of the Borrower to consummate the Merger or the other transactions contemplated hereby, but, in the case of the foregoing clause (A), shall not include facts, circumstances, events, changes, effects or occurrences (w) generally affecting the industries in which the Borrower conducts its business, or the economy or the financial or securities markets, in the United States or elsewhere in the world, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments, or other force majeure events, except to the extent such changes or developments have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Borrower conducts its businesses, (x) resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or weather or climatic conditions, except to the extent such changes or developments (1) have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Borrower conducts its businesses or (2) directly affect the physical properties of the Borrower and its Subsidiaries; (y) reflecting or resulting from changes in Law or GAAP (or the interpretation thereof); or (z) resulting from actions or omissions of the Borrower or any of its Subsidiaries which Holdings has requested, to which Holdings has expressly consented or that are required by the terms of the Merger Agreement and directly resulting from the announcement of the Merger (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors or other business partners); and

(ii) At all times after the Closing Date, no event, change or condition has occurred since December 31, 2005, that has had, or could reasonably be expected to have, a Material Adverse Effect.

6.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) except as specifically disclosed on Schedule 6.06 (the “Disclosed Litigation”), either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party, of the matters described on Schedule 6.06 hereto.

6.07 No Default. Neither any Loan Party nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Properties. (a) Each Loan Party and each of its Subsidiaries has good record, valid and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, free and clear of all Liens except for Permitted Liens and defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and each of its Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Loan Parties as presently conducted.

(b) Appendix D to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property located in the United States (i) owned by any Borrower as of the date hereof and describes the type of interest therein held by such Borrower and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Borrower, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Borrower and, in each of the cases described in clauses (i) and (ii) of this Section 6.08(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

(c) No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 7.07.

6.09 Environmental Compliance (a) Each Loan Party and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws, Environmental Liabilities and Environmental Claims on their respective businesses, operations and properties, and as a result thereof such Loan Party has reasonably concluded that, except as specifically disclosed in Schedule 6.09, such claims alleging violation of Environmental Laws could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth on Schedule 6.09, none of the properties currently owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS.

(c) Except as otherwise set forth on Schedule 6.09, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in any material Environmental Liabilities to the Borrower and its Subsidiaries, taken as a whole.

(d) Except as otherwise set forth on Schedule 6.09, either any Loan Party nor any Subsidiary is subject to any Environmental Claims or Environmental Liabilities which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Each Loan Party and its Subsidiaries are in compliance with, and possesses all Environmental Permits required pursuant to, Environmental Laws, except to the extent such noncompliance or failure to possess could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates, provided that no coverage in respect of terrorism shall be required. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid.

6.11 Taxes. The Loan Parties and their Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other material governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12 ERISA Compliance (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws and the Borrower and all applicable ERISA Affiliates have performed their obligations with respect to each Plan in all material respects. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iv) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; (v) as of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefits liabilities) was zero; (vi) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Loan Parties and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to section 4221(e) of ERISA was zero; and (vii) except to the extent required under Section 4980B of the Code, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Parties or any of their respective ERISA Affiliates, which in the case of clauses (i) through (vii) could reasonably be expected to have a Material Adverse Effect.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”) except as could not reasonably be expected to have a Material Adverse Effect:

(A) Any and all employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made in all material respects, or, if applicable, accrued, in accordance with normal accounting practices, other than such contributions in respect of the UK Pension Plan Liabilities.

(B) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is in compliance in all material respects with applicable law.

6.13 Subsidiaries; Equity Interests. As of the Closing Date and after giving effect to the Acquisition, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are directly or indirectly owned by a Loan Party (except for certain immaterial director’s qualifying shares) free and clear of all Liens except those created under the Collateral Documents and as otherwise disclosed in Schedule 6.13. All of the outstanding Equity Interests in each Loan Party and its Subsidiaries have been validly issued, are fully paid and non-assessable.

6.14 Margin Regulations; Investment Company Act (a) The Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) No Loan Party, nor any Person Governing any Loan Party, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

6.15 Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All written information (including the Confidential Information Memorandum) heretofore furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, the Transaction or any other transaction contemplated hereby is, and all such information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified.

6.16 Compliance with Laws. Except as otherwise provided in the representations above, each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, and licenses (collectively, “IP Rights”) that are used in the operation of their respective businesses. To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Subsidiary infringes upon any rights held by any other Person except where such infringement could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 6.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Loan Party, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.18 Solvency. Immediately after the consummation of the Transaction to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of proceeds of each Loan, the Loan Parties are, together with their Subsidiaries on a consolidated basis, Solvent.

6.19 Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

6.20 Perfection, Etc. All filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (subject to Liens permitted under the Loan Documents), securing the payment of the Obligations, and all filings and other actions necessary to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

6.21 Swap Obligations. Neither the Borrower nor any of its Subsidiaries have incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

6.22 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. Except as provided on Schedule 6.22, the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except for such violations that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary, except for such failures that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The consummation of the Transaction will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

6.23 Transaction Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). The Borrower or any other Loan Party is not in default in the performance or compliance with any material provisions thereof. The Merger Agreement complies in all material respects with all material applicable laws. All representations and warranties set forth in the Merger Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

6.24 Senior Indebtedness. The Obligations constitute “Senior Debt” and “Designated Senior Debt” of the Borrower and this Agreement constitutes a “Senior Credit Facility,” in each case, under and as defined in the Senior Subordinated Indenture.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Subsidiary to:

7.01 Financial Statements. Deliver to the Administrative Agent who will deliver the same to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of Holdings, a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit that would be material to Holdings and its Subsidiaries, taken as a whole and (ii) to the extent filed with the SEC, a copy of the attestation report filed with the SEC of such independent certified public accountant of nationally recognized standing as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such following fiscal year and setting forth the assumptions used for purposes of preparing such budget) in form reasonably satisfactory to the Administrative Agent and, promptly when available, any material revisions to such budget.

7.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings, which shall, among other things, specify whether a Triggering Event has occurred during the preceding fiscal quarter;

(b) promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any instrument, indenture, loan or credit or similar agreement, in each case, that is material, regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(c) promptly after the assertion or occurrence thereof, written notice of any Environmental Claim against, of any Environmental Liability incurred by, or of any noncompliance by, any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, including with respect to applicable “know your customer” and anti-money laundering rules and regulations (including the Act).

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07);

(y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facilities.

7.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) within 10 days after any officer of any Loan Party obtains knowledge of the occurrence of any Default;

(b) within 10 days after any officer of any Loan Party obtains knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of or forthcoming occurrence of any ERISA Event and provide a written notice specifying the nature thereof, what action the Loan Party or its ERISA Affiliates has taken, is taking or proposes to take with respect thereof and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto and with reasonable promptness, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Parties or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; and (ii) copies of such other documents or governmental reports or filings relating to any Plan as Administrative Agent shall reasonably request;

(d) of all notices received by the Loan Parties and any of their respective ERISA Affiliates from a Multiemployer Plan concerning an ERISA Event that could reasonably be anticipated to have a Material Adverse Effect and provide copies of such notices;

(e) of any material change in accounting policies or financial reporting practices by Holdings; and

(f) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against Holdings, the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property, except claims which are being contested in good faith by appropriate proceedings with adequate reserves on the books of the Borrower or the applicable Subsidiary with respect thereto in accordance with GAAP.

7.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 8.03 or 8.04; provided, however, that the Borrower and its Subsidiaries may cause to occur or consummate any merger or consolidation permitted under Section 8.03 or dissolution permitted under Section 8.04(e); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment useful and necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

7.07 Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, provided that insurance coverage in respect of terrorism shall not be required.

(b) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

7.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings, the

Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.

7.11 Use of Proceeds. Use the proceeds of the Tranche B Term Loans and Tranche C Term Loans, together with the proceeds of the Senior Subordinated Notes and all or a portion of the proceeds of the Equity Contribution solely to pay the consideration payable to certain existing shareholders of the Company under the Merger Agreement, to refinance the Existing Indebtedness and to pay fees and expenses related to the Transaction. The Borrower will use the proceeds of the Revolving Loans and the Swing Line Loans for general corporate purposes. The Borrower shall be entitled to request the issuance of Letters of Credit to support payment obligations incurred in the ordinary course of business.

7.12 Additional Collateral. (a) Upon the formation or acquisition of any new direct or indirect Domestic Subsidiaries by any Loan Party, then the Borrower shall, in each case at the Borrower’s expense:

(i) within 30 Business Days after such formation or acquisition (or, in the case of MacDermid Anion, Inc. (“Anion”), within 30 Business Days after release of the stock certificates of Anion, along with stock powers executed in blank, from escrow under and pursuant to the Anion Escrow Agreement (the “Anion Release”)), cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent (A) a Subsidiary Joinder Agreement, in form and substance satisfactory to the Administrative Agent, guaranteeing the Borrower’s obligations under the Loan Documents and (B) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(b) (c), (e) and (f),

(ii) within 30 days after such formation or acquisition (or, in the case of Anion, within 30 days after the Anion Release), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion with respect to such Subsidiary, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in the legal opinion delivered pursuant to Section 5.01(g) with respect to the Subsidiary Guarantors as of the Closing Date, and

(iii) at any time and from time to time, promptly execute and deliver any further instruments and documents and take all such other action as the Collateral Agent may deem reasonably necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, the Collateral Documents;

provided, that each Loan Party shall cause (A) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (B) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each First-Tier Foreign Subsidiary to be subject at all times to a perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents, together with any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent;

provided, further however, that the Borrower shall be permitted to exempt any Subsidiary from the requirements of this Section 7.12 (whereby such Subsidiary will be a Non-Qualified Subsidiary for purposes of this Agreement), so long as (x) the consolidated assets of such Non-Qualified Subsidiary shall not exceed 2.5% of the total assets of the Borrower and its Subsidiaries, taken as a whole, and (y) the assets of all Non-Qualified Subsidiaries, taken as a whole, shall not exceed 5% of the total assets of the Borrower and its Subsidiaries taken as a whole.

(b) Within 90 days of the acquisition thereof, (i) promptly grant to the Collateral Agent a security interest in and Mortgage on each Real Property located in the United States, owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $1,000,000, and (ii) use its commercially reasonable efforts to grant to the Collateral Agent a security interest in and Mortgage on each Leasehold Real Property of such Loan Party which lease individually has a fair market value of at least $1,000,000, in each case, as additional security for the Obligations. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey) and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage) and deliver to the Collateral Agent all documents required to be delivered with respect to each Mortgaged Property pursuant to Section 5.01(d).

(c) With respect to any Collateral acquired after the Closing Date or, in the case of inventory or equipment, any material Collateral moved after the Closing Date by the Borrower or any other Loan Party (other than any Collateral described in paragraphs (a) or (b) of this Section) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a first priority perfected security interest, promptly (and, in any event, within 10 days following the date of such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Pledge and Security Agreement or such other

Collateral Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) take all actions necessary or advisable to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral, including the filing of UCC financing statements in such jurisdictions as may be required by the Pledge and Security Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent.

7.13 Compliance with Environmental Laws. (a) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; (c) take any and all actions necessary to (i) cure any violation of applicable Environmental Laws and (ii) cure and have dismissed with prejudice any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder; and (d) if required by Environmental Law, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its current or former properties, in accordance with the requirements of all Environmental Laws; except in each case of (a), (b), (c) and/or (d) above, where such non-compliance, failure to obtain Environmental Permits, Environmental Claims or requirements of Environmental Law does not or could not be reasonably expected to have a Material Adverse Effect; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to undertake any such compliance, to obtain any such Environmental Permits, to cure, any such Environmental Claims or to perform any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

7.14 Further Assurances. Promptly upon request by the Administrative Agent or the Collateral Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably require from time to time in order to implement the provisions of the Loan Documents.

7.15 Interest Rate Protection. The Borrower shall ensure that for at least three years following the Closing Date no less than 45% of the Borrower’s long-term Indebtedness effectively bears interest at a fixed rate, either by its terms or through the Borrower entering into, as promptly as practicable (and in any event no later than the 90th day after the Closing Date), Secured Hedge Agreements reasonably acceptable to the Administrative Agent.

7.16 Credit Rating. The Borrower shall at all times use its commercially reasonable efforts to cause to be maintained (a) a corporate rating for the Borrower from S&P, (b) a corporate family rating for the Borrower from Moody’s and (c) a rating for each for each of the Facilities from each of S&P and Moody’s.

7.17 Post-Closing Matters. The Borrower shall, and shall cause each of the Subsidiaries to, take all necessary actions to satisfy the requirements set forth in the Post-Closing Letter, dated as of the date hereof, among the Borrower and the Administrative Agent, within such periods as specified in such Letter.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Permitted Liens;

(c) Liens existing on the date hereof and listed on Schedule 8.01(c) and any renewals or extensions thereof, provided that the property covered thereby is not changed and the amount not increased or the direct or any contingent obligor changed and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.02(b)(iii);

(d) Liens securing factoring programs of Foreign Subsidiaries in an aggregate amount up to $20,000,000 at any time outstanding;

(e) Liens securing Indebtedness permitted by Section 8.02(b)(xiii); and

(f) Liens securing Indebtedness or any other obligations in an aggregate amount up to $25,000,000 at any time outstanding.

8.02 Indebtedness. (a) Directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, in the case of Holdings or the Borrower, issue any shares of Disqualified Stock or in the case of the Borrower’s Subsidiaries, issue any shares of Disqualified Stock or preferred stock; provided that Holdings or the Borrower may incur any Indebtedness or issue any shares of Disqualified Stock and the Borrower’s Subsidiaries may incur any Indebtedness or issue any Disqualified Stock or preferred stock, in each case if the Consolidated Fixed Charge Coverage Ratio for the Borrower and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Notwithstanding the foregoing, the limitations in clause (a) above shall not apply to any of the following:

(i) Indebtedness under this Agreement and the other Loan Documents;

(ii) Indebtedness of the Borrower pursuant to the Senior Subordinated Notes in an aggregate principal amount that is not in excess of $350,000,000 and the guarantees thereof pursuant to and in accordance with the Senior Subordinated Note Documents, and any Permitted Refinancing Indebtedness incurred to refinance, renew, replace, defease or refund such Indebtedness;

(iii) Indebtedness (including, without limitation, credit lines) outstanding on the date hereof and listed on Schedule 8.02(b) and any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness;

(iv) Indebtedness consisting of Guarantees of the Borrower with respect to (i) Indebtedness of any Subsidiary to the extent that such Subsidiary’s Indebtedness is permitted to be incurred pursuant to a subsection under this clause (b) (other than this subsection (v)) and (ii) Indebtedness of any Person that is not a Subsidiary, provided that the aggregate principal amount of such Indebtedness shall not at any time exceed $25,000,000 (without giving effect to any write-offs or write-downs of such Indebtedness);

(v) intercompany loans (i) involving only the Borrower and a Subsidiary Guarantor, (ii) between Subsidiary Guarantors, (iii) between Non-Qualified Subsidiaries, (iv) from a Non-Qualified Subsidiary to the Borrower or a Subsidiary Guarantor, in each case, so long as the payee with respect to such intercompany loans is Solvent, both before and after giving effect to such intercompany loan and (v) intercompany loans from the Borrower or any Subsidiary Guarantor to a Non-Qualified Subsidiary to the extent such loans are permitted under clause (b) of the definition of “Permitted Investments”; provided that intercompany loans described in clause (v) are subordinated to the Obligations pursuant on terms reasonably satisfactory to the Administrative Agent;

(vi) Indebtedness consisting of Permitted Swap Obligations;

(vii) capital lease obligations, mortgage financings, industrial revenue bonds or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction or improvement of property, plant or equipment used in the business of the Borrower or any Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (vii), not to exceed $10,000,000 at any time outstanding;

(viii) Acquired Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(x) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business in an amount not to exceed $10,000,000 at any time outstanding;

(xi) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any time outstanding;

(xii) the incurrence of additional Indebtedness (including Acquired Indebtedness) by (A) the Borrower or any of its Subsidiaries or (B) Persons that are acquired by or merged or amalgamated with or into the Borrower or any of its Subsidiaries in accordance with the terms of this Agreement and in each case, incurred to finance a Permitted Acquisition or any other acquisition of any Acquired Entity by the Borrower or any wholly-owned Subsidiary; provided, in each case, that, (x) after such additional Indebtedness is incurred and such related transactions are consummated, the Consolidated Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred shall be greater than the Fixed Charge Coverage Ratio immediately prior to such borrowing and related transactions and (y) at the time such additional Indebtedness is incurred, the Consolidated Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 1.75 to 1.00, in each case, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;

(xiii) Indebtedness in an amount not to exceed $25,000,000 outstanding at any one time for the repurchase, redemption, acquisition or retirement of Equity Interests of Borrower or Holdings held in a Plan; and

(xiv) Indebtedness (in addition to the allowances in the other subsections of this Section 8.02(b)) in an aggregate principal amount at any time outstanding not to exceed $25,000,000; provided that the Borrower and its Subsidiaries shall not be permitted to incur additional Indebtedness under this subsection (xiii) during the existence of an Event of Default or if an Event of Default would occur after giving effect to the incurrence of such Indebtedness.

8.03 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) the Borrower or any Subsidiary may merge with or acquire another Person, through a stock, asset or any other similar transaction, which is the business of specialty chemicals or any related business and related equipment if (i) the Borrower or such Subsidiary is the surviving entity, (ii) such acquisition is friendly and is done with the recommendation of the acquiree’s board of directors or similar governing body and (iii) such acquisition constitutes a Permitted Acquisition; and

(b) any Subsidiary of a Loan Party may merge with a Loan Party or a Wholly-Owned Consolidated Subsidiary of a Loan Party if (i) such Loan Party or such Wholly-Owned Consolidated Subsidiary, as the case may be, is the surviving entity of such merger (provided that if such merger involves a Subsidiary Guarantor, the surviving entity of such merger shall be a Subsidiary Guarantor) and (ii) immediately after giving effect to such merger, no Default shall have occurred or be continuing.

8.04 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions by the Borrower or any Subsidiary to the Borrower or any Subsidiary Guarantor and Dispositions by a Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor;

(d) other Dispositions (i) for fair market value and for consideration at least 75% of which is cash or Cash Equivalents; provided that such Cash Equivalents shall mature within 180 days after the date of such Disposition, (ii) the proceeds of which shall be reinvested into the business of the Borrower and its Subsidiaries within the Reinvestment Period or applied in accordance with Section 2.05 if and to the extent required thereby, (iii) so long as the Loan Parties are in Pro Forma Compliance and (iv) the fair market value of which shall not exceed $100,000,000 in any fiscal year;

(e) the dissolution of any Subsidiary that (i) is not a Loan Party and (ii) is not material to the business of the Borrower and its Subsidiaries, taken as a whole;

(f) Dispositions set forth on Schedule 8.04; and

(g) other Dispositions in an aggregate amount not to exceed $15,000,000 during the term of this Agreement.

8.05 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless, at the time of and after giving effect to such Restricted Payment, (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment, (ii) the Borrower would, on a Pro Forma Basis, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 8.02(a) and (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings or the Borrower and its Subsidiaries after the date hereof pursuant to this paragraph is less than the Available Amount as of the date of such proposed Restricted Payment.

The limitations of this Section 8.05 shall not prohibit:

(a) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may, or may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees of Holdings, the Borrower or the Subsidiaries or make payments to employees of Holdings, the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,500,000 in any fiscal year (excluding any net repurchases or payments over issuances of such Equity Interests in such fiscal year to such employees) (the “Distribution Amount”); provided, that the amount of permitted distributions pursuant to this Section 8.05(a) shall be increased by (A) the unused Distribution Amount for the immediately preceding fiscal year less (B) an amount equal to the unused Distribution Amount carried forward to such preceding fiscal year;

(b) the redemption, retirement or defeasance of any Indebtedness of Holdings or its Subsidiaries with the Net Cash Proceeds from an incurrence of Permitted Refinancing Indebtedness;

(c) the payment of any dividend by a Subsidiary of the Borrower to the holders of its Equity Interests on a pro forma basis;

(d) dividends or distributions by the Borrower to Holdings (i) in an amount not to exceed $2,000,000 in any fiscal year to the extent necessary to promptly pay operating and corporate overhead costs and expenses incurred by Holdings in the ordinary course of business (including outside directors and professional fees, expenses and indemnities), (ii) in an amount necessary to pay the tax liabilities of Holdings (excluding any taxes imposed on or measured by Holdings’ overall net income and excluding for the avoidance of doubt, any tax liabilities of any Person holding any Equity Interest in Holdings) directly attributable to (or arising as a result of) the operations of Holdings, the Borrower and the Subsidiaries (provided that any refunds thereof received by Holdings are promptly returned to the Borrower) and (iii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, at the times due and in an amount necessary to make payments to the Permitted Holders to the extent permitted by Section 8.07(e);

(e) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or the Borrower; and

(f) if and for so long as the Borrower is a member and is not the parent of a group filing a consolidated, combined or unitary tax return, payments to the parent in amounts required for such parent to pay Federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and its Subsidiaries; provided, that the amount of such payments in any fiscal year do not exceed the amount that the Borrower and its consolidated Subsidiaries would be required to pay in respect of Federal, state and local taxes for such fiscal year were the Borrower to pay such taxes as a stand-alone taxpayer.

8.06 Change in Nature of Business. (a) With respect to the Borrower and the Subsidiaries, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

(b) With respect to Holdings, engage in any business activities or own any assets or liabilities other than de minimus assets and liabilities and its ownership of the Equity Interests in the Borrower and liabilities incidental thereto, including its liabilities pursuant to the Loan Documents and its liabilities in connection with the Related Agreements (including any Guarantee of the Senior Subordinated Notes); provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its corporate existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing activities and (iii) the entering into, and performing its obligations under, this Agreement, the other Loan Documents to which it is a party and the Related Agreements to which it is a party.

8.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a) participation by the Borrower or any Subsidiary in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Borrower or such Subsidiary, as applicable, participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates;

(b) any transactions among the Borrower and its wholly-owned Subsidiaries;

(c) any payment from any Subsidiary to the Borrower;

(d) Intercompany Indebtedness permitted under Section 8.02 and Restricted Payments permitted under Section 8.05;

(e) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, fees may be paid to (and expenses may be reimbursed of) the Permitted Holders in each case pursuant to and in accordance with the Advisory Agreements as each such agreement is in effect on the Closing Date; or

(f) issuance of Equity Interests (other than Disqualified Stock) of Holdings or the Borrower.

8.08 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the Senior Subordinated Note Documentation or any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness) that (a) limits the ability (i) of any Loan Party to perform its obligations under any Loan Document, (ii) except as permitted under Section 8.01, of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations or any refinancing thereof or (iii) of the Borrower or any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdings, the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any Subsidiary or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided further that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

8.09 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

8.10 Financial Covenants. For so long as the Revolving Commitments are outstanding, upon and during the continuance of a Triggering Event:

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of the fiscal quarter ending immediately prior to such Triggering Event and any subsequent fiscal quarter ending during the continuance of such Triggering Event, for any period of four consecutive fiscal quarters of the Borrower ending with the last day of such applicable fiscal quarter set forth below to be less than the ratio set forth opposite such date below:

Fiscal Quarter Ended	Ratio
June 30, 2007	1.30 to 1.00

September 30, 2007	1.30 to 1.00

December 31, 2007	1.30 to 1.00

March 31, 2008	1.30 to 1.00

June 30, 2008	1.30 to 1.00

September 30, 2008	1.30 to 1.00

December 31, 2008	1.30 to 1.00

March 31, 2009	1.30 to 1.00

June 30, 2009	1.30 to 1.00

September 30, 2009	1.30 to 1.00

December 31, 2009	1.35 to 1.00

March 31, 2010	1.35 to 1.00

June 30, 2010	1.35 to 1.00

September 30, 2010	1.35 to 1.00

December 31, 2010	1.45 to 1.00

March 31, 2011	1.45 to 1.00

June 30, 2011	1.45 to 1.00

September 30, 2011	1.45 to 1.00

December 31, 2011 and thereafter	1.55 to 1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Borrower as of the last day of the fiscal quarter ending immediately prior to such Triggering Event and any subsequent fiscal quarter ending during the continuance of such Triggering Event to be greater than the ratio set forth opposite such date below:

Fiscal Quarter Ended	Ratio
June 30, 2007	8.25 to 1.00

September 30, 2007	8.25 to 1.00

December 31, 2007	8.00 to 1.00

March 31, 2008	8.00 to 1.00

June 30, 2008	8.00 to 1.00

September 30, 2008	8.00 to 1.00

December 31, 2008	7.80 to 1.00

March 31, 2009	7.80 to 1.00

June 30, 2009	7.80 to 1.00

September 30, 2009	7.80 to 1.00

December 31, 2009	7.40 to 1.00

March 31, 2010	7.40 to 1.00

June 30, 2010	7.40 to 1.00

September 30, 2010	7.40 to 1.00

December 31, 2010	7.00 to 1.00

March 31, 2011	7.00 to 1.00

June 30, 2011	7.00 to 1.00

September 30, 2011	7.00 to 1.00

December 31, 2011 and thereafter	6.50 to 1.00

(c) Capital Expenditures. (i) Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year to exceed $25,000,00 for such fiscal year (the “Base Amount”).

(ii) The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2008, shall be increased (but not decreased) by (A) 50% of the unused Base Amount for the immediately preceding fiscal year less (B) an amount equal to the unused Base Amount carried forward to such preceding fiscal year.

(d) Triggering Event. For the avoidance of doubt, upon the termination of a Triggering Event in accordance with the definition thereof, the Borrower shall not be subject to the requirements of this Section 8.10 until such time as a subsequent Triggering Event shall occur.

8.11 Amendments of Organization Documents and Certain Other Agreements. Amend, modify or otherwise alter (a) any of its Organization Documents in any manner that would conflict with its obligations under the Loan Documents, (b) the Merger Agreement in any manner that is materially adverse to the Lenders or (c) any term or condition in the Senior Subordinated Note Indenture (or the Senior Subordinated Notes), the instrument or agreement governing any Permitted Refinancing Indebtedness incurred to refinance any such Indebtedness or the instrument or agreement governing any other Indebtedness that is subordinated to the Obligations if such amendment, modification or alteration (i) increases the rate of, or changes the time of payment (to any earlier date or dates) of, interest on such Indebtedness, (ii) increases the principal of, advances the final maturity date of, or shortens the weighted average life to maturity of, such Indebtedness, (iii) alters the redemption, repayment or repurchase provisions or the prices at which the Borrower or other applicable obligor is required to redeem, repay or repurchase such Indebtedness in a manner adverse to the Lenders, (iv) amends any of the provisions relating to subordination in respect of the Obligations in any manner that is adverse to the Borrower or the Lenders or (v) otherwise materially increases the obligations of the Borrower or other applicable obligor thereunder or confers additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower, such other applicable obligor or the Lenders.

8.12 Accounting Changes. Make any (a) significant change in a manner adverse to the Lenders in accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles, or (b) change its fiscal year.

8.13 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the sale of such property is permitted by Section 8.04 and (ii) any capital lease obligations or Liens arising in connection therewith are permitted by Sections 8.02 and 8.01, respectively.

8.14 No Other “Designated Senior Indebtedness”. The Borrower shall not designate, or permit the designation of, any Indebtedness (other than under this Agreement or the other Loan Documents) as “Designated Senior Indebtedness” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in the Senior Subordinated Note Indenture or any Permitted Refinancing thereof.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any Commitment Fee or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 7.01, 7.02, or 7.03, if such failure continues for three Business Days or (ii) Sections 7.05, 7.09, 7.10, 7.11, 7.17 or Article VIII; provided that any Event of Default under Section 8.10 shall not constitute an Event of Default with respect to the Tranche B Term Loan Facility, the Tranche C Term Loan Facility or any Series of New Term Loans until the earlier of (i) the date that is 30 days after the date such Event of Default arises with respect to the Revolving Credit Facility and (ii) the date on which the Administrative Agent or the Revolving Credit Lenders exercise any remedies with respect to the Revolving Credit Facility in accordance with Section 9.02 and provided further that any Event of Default under Section 8.10 may be waived, amended or otherwise modified from time to time pursuant to clause (i) of Section 11.01; or

(c) Other Defaults. The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading, in each case in any material respect, when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Borrower and does not dispute coverage), or (ii)

any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount or (iii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Code or under ERISA in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Senior Subordinated Notes. The Indebtedness under the Senior Subordinated Notes shall cease (or any Loan Party or its Affiliate shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Senior Subordinated Note Documentation; or

(l) Change of Control. There occurs any Change of Control; or

(m) Collateral Document. Any Collateral Document after delivery thereof pursuant to Sections 5.01 or 7.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby (subject to Liens expressly permitted under the Loan Documents) and is not, upon the written request of an Agent, promptly corrected.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders, shall take any or all of the following actions (it being understood that during any period during which an Event of Default under Section 8.10 exists solely with respect to the Revolving Credit Facility, the Administrative Agent may, and at the request of the Majority Facility Lenders in respect of the Revolving Credit Facility, shall take any of the actions described below solely as they relate to the Revolving Credit Facility):

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an event with respect to Holdings or the Borrower described in Section 9.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Hedge Agreement and (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and an Agent, an Arranger, a Joint Bookrunner or a Lender, in each case at the time such applicable Treasury Management Agreement is entered into, or an Affiliate of any of the foregoing, ratably among the Lenders, the L/C Issuer, the Hedge Banks and any Affiliate of a Lender in proportion to the respective amounts described in this clause Fourth payable to or held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize 105% of that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

THE AGENTS AND THE ARRANGERS

10.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Credit Suisse to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Lenders (in its capacities as a Lender, Swing Line Lender and potential Hedge Bank) and the L/C Issuer hereby irrevocably appoints Credit Suisse to act on its behalf as the Collateral Agent (for purposes of this Article X, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) hereunder and hereby authorizes the Collateral Agent to acquire, hold and enforce any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agents and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

10.03 Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.04 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

Each Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or the L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

10.05 Reliance by Agents.

(a) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, an Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Holdings, the Borrower or any Subsidiary), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.06 Non-Reliance on Agents and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.07 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and, subject to the last sentence of this Section 10.07, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent. In addition, notwithstanding the effectiveness of a resignation by the Administrative Agent hereunder, (a) the retiring Administrative Agent may, in its sole discretion, continue to provide the services of the Administrative Agent solely with respect to administering, collecting and delivering any payments of principal, interest, fees, premium or other amounts in respect of the Loans and maintaining the books and records relating thereto (such Administrative Agent acting in such capacity, the “Paying Agent”), (b) the term “Administrative Agent” when used in connection with any such functions shall be deemed to mean such retiring Administrative Agent in its capacity as the Paying Agent and (c) such retiring Administrative Agent shall, in its capacity as the Paying Agent, continue to be vested with and enjoy all of the rights and benefits of an Administrative Agent hereunder.

10.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j) and 2.09) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

10.09 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Total Revolving Credit Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations not yet accrued and payable and obligations in respect of Treasury Management Agreements and (y) Obligations under Secured Hedge Agreements; provided that the net termination liability under or in respect of, and other amounts due and payable under, each Secured Hedge Agreement at such time shall have been paid or secured in the manner provided in such Secured Hedge Agreement or by a collateral arrangement reasonably satisfactory to the relevant Hedge Bank in its sole discretion) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.09. In each case as specified in this Section 10.09, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.09.

10.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, each Arranger, the Syndication Agent and each Co-Documentation Agent listed on the cover page hereof shall no have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or the L/C Issuer hereunder.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(b) postpone any date scheduled for any payment of principal or interest under Sections 2.07 or 2.08, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) amend or modify the pro rata requirements of Section 3.07, change the provision in Section 11.06(a)(i), change any provision of this Section 11.01 or the definitions of “Required Lenders” or “Majority Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(e) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) release Holdings, the Borrower or all or substantially all of the Subsidiary Guarantors, from its or their obligations under the Loan Documents without the written consent of each Lender;

(h) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder with respect to any Facility without the written consent of the Majority Facility Lenders then in effect in respect of such Facility. For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans shall be deemed to be held by such Lender;

(i) amend, waive or otherwise modify any of the terms and provisions (and related definitions) of Section 8.10 (even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder) or any of the terms and provisions of the proviso set forth in Section 9.01(b), without the written consent of the Majority Facility Lenders in respect of the Revolving Credit Facility, and, notwithstanding anything else in this Agreement to the contrary, any such amendment, waiver or other modification shall be effective for all purposes of this Agreement with the written consent of only the Majority Facility Lenders in respect of the Revolving Credit Facility (or the Administrative Agent with the prior written consent thereof), on the one hand, and the Borrower, on the other hand;

(j) modify the protections afforded to an SPC pursuant to the provisions of Section 11.06(b)(vii) without the written consent of such SPC; or

(k) amend, modify or waive (i) any Loan Document so as to alter the ratable treatment of Obligations under Secured Hedge Agreements or (ii) the definition of “Hedge Bank,” “Secured Hedge Agreement,” or “Obligations,” in each case in a manner adverse to any Hedge Bank with Obligations then outstanding without the written consent of any such Hedge Bank, and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Agents, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer, any Arranger, the Syndication Agent or any Co-Documentation Agent or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer, any Arranger, the Syndication Agent or any Co-Documentation Agent or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Agents, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Holdings, the Borrower, the Agents, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agents, L/C Issuer and Lenders. The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agents, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Agents to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents, each Lender, the L/C Issuer and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer, any Lender, the Swing Line Lender (including the reasonable fees, charges and disbursements of any counsel for the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Holdings and the Borrower. Holdings and the Borrower shall indemnify the Agents (and any sub-agent thereof), the Arrangers, the Syndication Agent, the Co-Documentation Agents, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous

Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any other Environmental Claim or Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Holdings or the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by either of them to the Agents (or any sub-agent thereof), the Arrangers, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agents (or any such sub-agent), the Arrangers, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent), the Arrangers, the Syndication Agent, the Co-Documentation Agents or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent), the Arrangers, the Syndication Agent, the Co-Documentation Agents or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Holdings and the Borrower each shall not assert, and Holdings and the Borrower each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent , the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Total Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agents or any Lender, or the Agents or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agents or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agents upon demand their applicable share of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Holdings, the Borrower or any other Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender (and any attempted assignment without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of Section 11.06(b), (B) by way of participation in accordance with the provisions of Section 11.06(d), or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) no minimum amount need be assigned in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility and (y) an assignment by a Lender to any other Lenders, Affiliates and Approved Funds; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than, in the case of any Facility other than the Tranche C Term Loan Facility, $1,000,000, in the case of any assignment in respect of such Facility, and, in the case of the Tranche C Term Loan Facility, €1,000,000, in either case, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group with respect to any Lender and concurrent assignments from members of an Assignee Group with respect to any Lender to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, (3) such assignment is during the primary syndication of the Loans and Commitments to Persons identified by the Administrative Agent to the Borrower on or prior to the Closing Date and (4) such assignment is in respect of a Term Loan or a Term Loan Commitment (in which case, the Administrative Agent shall give reasonable notice to the Borrower to the extent practicable);

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be delivered via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually)), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee is required to be paid in the case of simultaneous assignments to or from a single Lender and its Approved Funds. The assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax forms. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(v) No Assignment to Borrower. No such assignment shall be made to the Sponsor, the Borrower or any of the Sponsor’s or the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) SPC. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the

Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.06(b)(vii), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Lender (with respect to any entry relating to such Lender’s Commitment or Loans) any L/C Issuer and the Swing Line Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Sponsor or the Borrower or any of the Sponsor’s or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(b), (c), (d), (f) or (g) that affects such Participant.

Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable, to comply with Section 11.14(a) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07 Confidentiality. Each Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors (including accountants, legal counsel and other advisors) and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement, any suit, any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07 or (ii) becomes available to each Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, each Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to each Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Setoff. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default and the making of the request or the granting of the consent specified by Section 9.02 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 9.02, each Lender and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent, such Lender and their respective Affiliates may have.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or e-mail of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by telecopier be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

11.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Tax Forms (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01(a) with respect to any Taxes required to be deducted or withheld if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.14(a); provided that if such Lender shall have satisfied the requirement of this Section 11.14(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.14(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 with respect to periods following any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, that provide this such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.14(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 11.14, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section 11.14 shall survive the termination of the Total Revolving Credit Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

11.15 Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign all of its interests, rights and obligations (or if any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a percentage of the Lenders other than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification), with the assignment fee to be paid by the Borrower in such instance, pursuant to Section 11.06(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Sections 3.01 or 3.04. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations or any Swing Line Loans then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 11.15.

11.16 Governing Law. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(b) EACH LOAN PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS US CORPORATION SYSTEMS WITH OFFICES ON THE DATE HEREOF IN NEW YORK, NEW YORK (OR SUCH OTHER AGENT TO RECEIVE SERVICE OF PROCESS IN NEW YORK, NEW YORK AS IS REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT), AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE, AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH LOAN PARTY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH LOAN PARTY AT ITS ADDRESS SET FORTH ON SCHEDULE 11.02, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

11.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and thereafter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Administrative Agent, the L/C Issuer and the Lenders.

11.18 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.19 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

11.20 Waiver of Notice of Termination. Those Lenders party hereto which are also party to the Existing Credit Agreement hereby waive any prior notice requirement under the Existing Credit Agreement with respect to the termination of commitments thereunder and the making of any prepayments thereunder.

11.21 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

11.22 Judgment Currency. (a) The obligations of the Borrower hereunder and under the other Loan Documents to make payments in Dollars or Euros, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Loans Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MACDERMID HOLDINGS, LLC

By:	/s/ Joseph M. Silvestri
	Name:	Joseph M. Silvestri
	Title:	President and Secretary

MATRIX ACQUISITION CORP.

By:	/s/ Joseph M. Silvestri
	Name:	Joseph M. Silvestri
	Title:	President and Secretary

Accepted as of the day and year first above written

(effective as of the Effective Time,

as defined in the Merger Agreement):

MACDERMID, INCORPORATED

By:	/s/ John L. Cordani
	Name:	John L. Cordani
	Title:	Vice President

AUTOTYPE HOLDINGS (USA) INC.

BAYPORT CHEMICAL SERVICE, INC.

CANNING GUMM, LLC

DYNACIRCUITS, LLC

ECHO INTERNATIONAL, INC.

HUNTINGDON AVE. DEVELOPMENT LLC

MACDERMID ACUMEN, INC.

MACDERMID AUTOTYPE INCORPORATED

MACDERMID BRAZIL, INC.

MACDERMID COLORSPAN, INC.

MACDERMID HOUSTON, INC.

MACDERMID INVESTMENT CORP.

MACDERMID OFFSHORE SOLUTIONS, LLC

MACDERMID OVERSEAS ASIA LIMITED

MACDERMID PRINTING SOLUTIONS ACUMEN, INC.

MACDERMID PRINTING SOLUTIONS, LLC

MACDERMID SOUTH AMERICA, INCORPORATED

MACDERMID SOUTH ATLANTIC, INCORPORATED

MACDERMID TARTAN, INC.

MACDERMID TEXAS, INC.

MACDERMID TOWER, INC.

MACDERMID US HOLDINGS, LLC

MRD ACQUISITION CORP.

NAPP PRINTING PLATE DISTRIBUTION, INC.

NAPP SYSTEMS (EUROPE), LTD.

NAPP SYSTEMS INC.

PT FRANCE HOLDING CORP.

PT SUB, INC.

SPECIALTY POLYMERS, INC.

SUPRATECH SYSTEMS INC.

VERNON-ROCKVILLE DEVELOPMENT LLC

W. CANNING INC.

W. CANNING, LTD.

W. CANNING USA, LLC

By:	/s/ John L. Cordani
	Name:	John L. Cordani
	Title:	Secretary

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer, Swing Line Lender and Lender

By:	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Director

By:	/s/ Doreen Barr
	Name:	Doreen Barr
	Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent

By:	/s/ Bruce H. Mendelsohn
Bruce H. Mendelsohn
Authorized Signatory

CIBC WORLD MARKETS CORP., as Co-Documentation Agent

By:	/s/ George Knight
Name: George Knight
Title: Managing Director
CIBC World Markets Corp. as Agent

BEAR STEARNS & CO. INC., as Co-Documentation Agent

By:	/s/	Lawrence B. Alletto

	Name:	Lawrence B. Alletto
	Title:	Senior Managing Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Revolving Credit Lender

By:	/s/ Bruce H. Mendelsohn
Bruce H. Mendelsohn
Authorized Signatory

CIBC Inc., as Revolving Credit Lender

By:	/s/ George Knight
	Name:	George Knight
	Title:	Authorized Signatory CIBC Inc.

Bear Stearns Corporate Lending Inc., as Revolving Credit Lender

By:	/s/ Lawrence B. Alletto
	Name:	Lawrence B. Alletto
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as Revolving Credit Lender

By:	/s/	Robert M. Kadlick

	Name:	Robert M. Kadlick
	Title:	Duly Authorized Signatory

Natixis as Revolving Credit Lender

By:	/s/	Tefta Ghilaga

	Name:	Tefta Ghilaga
	Title:	Director Natixis

By:	/s/	Frank H. Madden, Jr.

	Name:	Frank H. Madden, Jr.
	Title:	Managing Director

Charter One Bank NA, as Revolving Credit Lender

By:	/s/	Kathleen D. Schurr

	Name:	Kathleen D. Schurr
	Title:	Vice President

MetLife Insurance Company of Connecticut, by Metropolitan Life Insurance Company, its investment manager as Revolving Credit Lender

By:	/s/	Matthew J. McInerny

	Name:	Matthew J. McInerny
	Title:	Director

CAPITALSOURCE FINANCE LLC, as Revolving Credit Lender

By:	/s/	Patrick L. Coffey

	Name:	Patrick L. Coffey
	Title:	Director - Healthcare & Specialty Finance